UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cullen/Frost Bankers, Inc.

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A Texas Financial Services Family

111 West Houston Street

San Antonio, Texas 78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 29, 2020

To the Shareholders of

CULLEN/FROST BANKERS, INC.:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) will be held in the Frost Tower Conference Center, 111 West Houston Street, San Antonio, Texas 78205, on Wednesday, April 29, 2020, at 11:00 a.m., San Antonio time, for the following purposes:

1.	To elect thirteen Director nominees to serve on the Board of Directors of Cullen/Frost for a one-year term that will expire at the 2021 Annual Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2020;

3.	To provide nonbinding approval of executive compensation; and

4.	To transact any other business that may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 6, 2020. A list of all shareholders entitled to vote is available for inspection by shareholders during regular business hours for ten days prior to the Annual Meeting at our principal offices at 111 West Houston Street, Suite 100, San Antonio, Texas 78205. This list will be available at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy over the Internet or by telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

Shareholders of record may vote by following the instructions on their proxy card over the Internet or by telephone or mail.

Shareholders attending the meeting should take elevators from the Frost Tower lobby to Floor 14, where Conference Center staff will direct you to the meeting room. All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

JAMES L. WATERS

Group Executive Vice President

General Counsel and Corporate Secretary

Dated: March 20, 2020

A Texas Financial Services Family

111 West Houston Street

San Antonio, Texas 78205

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 29, 2020

INTRODUCTION

The Board of Directors (the “Board”) of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held in the Frost Tower Conference Center, 111 West Houston Street, San Antonio, Texas 78205, on Wednesday, April 29, 2020 at 11:00 a.m., San Antonio time. This Proxy Statement and the accompanying proxy card will be mailed to shareholders beginning on or about March 20, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS:

We are pleased to provide access to our proxy materials on the Internet. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement for the 2020 Annual Meeting of Shareholders and our 2019 Annual Report to Shareholders are available at our proxy materials website at cfrvoteproxy.com. This website does not use any functions that identify you as a visitor to the website, and thus protects your privacy.

You have the option to vote and submit your proxy over the Internet. If you have Internet access, we encourage you to record your vote over the Internet. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote over the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote over the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy over the Internet or by telephone or mail will not affect your right to vote in person if you decide to attend the Annual Meeting.

Record Date and Voting Rights

The close of business on March 6, 2020 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is our Common Stock, par value $0.01 per share. On March 6, 2020, there were 62,639,653 shares of Common Stock outstanding, with each share entitled to one vote.

Proxies

All shares of Cullen/Frost Common Stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not specify a choice on a matter, the shares will be voted for the thirteen nominees to serve on the Board as Directors (each, a “Director”) for a one-year term that will expire at the 2021 Annual Meeting of

Shareholders, for the ratification of Ernst & Young LLP to act as our independent auditors for the 2020 fiscal year, for the non-binding approval of executive compensation, and in the discretion of the persons named as proxies with respect to any other business that may properly come before the meeting.

A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 111 West Houston Street, Suite 100, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will revoke any proxy previously given.

Quorum and Voting Requirements

A quorum of shareholders is required to hold a valid meeting. If the holders of a majority of the issued and outstanding shares of Cullen/Frost Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy, a quorum will exist. Abstentions and broker non-votes, are counted as “present” for establishing a quorum.

Directors are elected by a majority of the votes cast by the holders of Cullen/Frost’s Common Stock entitled to vote at any meeting for the election of Directors at which a quorum is present, provided that if the number of Director nominees exceeds the number of Directors to be elected at such a meeting, the Directors shall be elected by a plurality of the votes cast by the holders of Cullen/Frost’s Common Stock entitled to vote at such meeting at which a quorum is present. With respect to the election of Directors, (i) a majority of the votes cast means that the number of votes cast “for” the election of a Director must exceed the number of votes cast “against” that Director and (ii) abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” any nominee for Director.

With respect to the ratification of Ernst & Young LLP to act as our independent auditors for the 2020 fiscal year, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on this proposal, and who are present in person or represented by proxy at the Annual Meeting, will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter.

With respect to the resolution to provide nonbinding approval of executive compensation, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on this proposal, and who are present in person or represented by proxy at the Annual Meeting, will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote. This resolution is advisory only and will not be binding upon Cullen/Frost or the Board.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers who do not provide voting instructions, and instead must submit a so-called “broker non-vote” unless they are permitted to vote the shares in their discretion under the rules of any national securities exchange of which they are members. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on certain “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The proposal to ratify the selection of Ernst & Young LLP to act as Cullen/Frost’s independent auditors is a “routine” item, and the NYSE rules permit member brokers that do not receive instructions to vote on this item.

If you hold shares of Cullen/Frost’s Common Stock through the Cullen/Frost 401(k) Stock Purchase Plan and do not provide voting instructions to the plan’s trustees or administrators, such shares will be voted in the same proportion as the shares beneficially owned through such plan for which voting instructions are received, unless otherwise required by law.

Expenses of Solicitation

Cullen/Frost will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, Directors, officers, and employees of Cullen/Frost may solicit proxies by telephone, in person or by other means of communication. Cullen/Frost also has retained Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. Directors, officers, and employees of Cullen/Frost will receive no additional compensation for the solicitation of proxies, and Okapi will receive a fee not to exceed $9,000.00, plus reimbursement for out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

ELECTION OF DIRECTORS

(Item 1 On Proxy Card)

The following thirteen nominees have been nominated to serve for a new one-year term: Mr. Carlos Alvarez, Dr. Chris M. Avery, Mr. Anthony R. Chase, Ms. Cynthia J. Comparin, Mr. Samuel G. Dawson, Mr. Crawford H. Edwards, Mr. Patrick B. Frost, Mr. Phillip D. Green, Mr. David J. Haemisegger, Mrs. Karen E. Jennings, Mr. Charles W. Matthews, Mrs. Ida Clement Steen and Mr. Graham Weston. The Board recommends that you vote “FOR” each of the thirteen nominees. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board.

The table below provides information on each nominee.

Nominees for One-Year Term Expiring in 2021:

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent

Carlos Alvarez	69	Chairman and Chief Executive Officer, The Gambrinus Company	2001	454,000		0.72%

Chris M. Avery	65	Chairman, James Avery Craftsman, Inc.	2015	21,500	(2)	0.03%

Anthony R. Chase	65	Chief Executive Officer, ChaseSource LP, Professor of Law and Business, University of Houston Law Center	N/A	—		—%

Cynthia J. Comparin	61	Founder and Former Chief Executive Officer, Animato Technologies Corp.	2018	1,000		—%

Samuel G. Dawson	59	Chief Executive Officer, Pape-Dawson Engineers, Inc.	2017	4,300		0.01%

Crawford H. Edwards	61	General Manager, Edwards Geren, Limited; President, Cassco Land Company and Cassco Development Company	2005	258,494	(3)	0.41%

Patrick B. Frost	60	President, Frost Bank, a Cullen/Frost subsidiary	1997	1,144,841	(4,5)	1.83%

Phillip D. Green	65	Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary	2016	261,037	(4,6)	0.42%

David J. Haemisegger	66	President, NorthPark Management Company	2008	19		—%

Karen E. Jennings	69	Former Senior Executive Vice President, Advertising and Corporate Communications, AT&T Inc.	2001	2,300		—%

Nominees for One-Year Term Expiring in 2021 (continued):

Charles W. Matthews	75	Former Vice President, General Counsel of Exxon Mobil Corporation	2010	3,000	—%

Ida Clement Steen	67	Investments	1996	2,062	—%

Graham Weston	56	Co-founder and former CEO of Rackspace Hosting, Inc.; Co-founder of Weston Urban	2017	134,713	0.21%

(1)

Beneficial ownership is stated as of March 6, 2020. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The number of shares of Cullen/Frost Common Stock beneficially owned by all Director nominees and executive officers as a group is disclosed on page 45.

(2)

Includes (a) 5,000 shares held by a trust of which Mr. Chris Avery is the trustee and Mr. Avery’s wife is sole beneficiary, and (b) 4,500 shares held by limited partnership interests of which Mr. Avery is the sole general partner.

(3)

Includes (a) 49,412 shares held by two trusts of which Mr. Edwards is a trustee, (b) 53,617 shares held by a trust of which Mr. Edwards is the trustee and for which voting and investment power rests with the majority of three trustees of the trust, and (c) 24,706 shares held by Mr. Edwards’ son for which Mr. Edwards disclaims beneficial ownership.

(4)

Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., for which each beneficial owner has both sole voting and sole investment power: Mr. Patrick B. Frost 37,539 and Mr. Phillip D. Green 44,873.

(5)

Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager (Mr. Frost has sole voting power over all such shares, sole investment power over 70,749 of such shares, and shared investment power over 636,744 of such shares), (b) 2,700 shares held by trusts for Mr. Frost’s children of which Mr. Frost is the trustee, (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership, (d) 334,452 shares held by a trust for which Mr. Frost is the co-trustee with his three brothers (Mr. Frost has no voting power over such shares and shared investment power over all such shares), (e) 450 shares held by the estate of Mr. T.C. Frost for which Mr. Frost is the executor, (f) 330 shares held by trusts for Mr. Frost’s children of which Mr. Frost is the trustee (Mr. Frost has sole voting power over such shares but no investment power over such shares), (g) 2,544 shares held by a limited partnership in which Mr. Frost has an interest (Mr. Frost has no voting power over such shares and shared investment power over all such shares), (h) 11,184 shares held by a charitable trust of which Mr. Frost is the co-trustee with one of his brothers (Mr. Frost has shared voting and investment power over all such shares) and (i) 550 shares held by a trust for which Mr. Frost is the trustee.

(6)	Includes (a) 26,985 shares held by trusts of which Mr. Green is a trustee, and (b) 1,100 shares held by Mr. Green’s wife for which Mr. Green disclaims beneficial ownership.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

The Board of Directors had five meetings in 2019. Each of Cullen/Frost’s Directors attended 100% of the meetings of the Board and the Committees of the Board on which he or she served during 2019.

The Board has a policy which encourages all Directors to attend the Annual Meeting of Shareholders, and in 2019 Director attendance for the 2019 Annual Meeting of Shareholders was 100%.

Committees of the Board

The Board has seven Committees, each of which is described in the chart below, along with the current membership.

Committee	Members	Primary Responsibilities	Meetings in 2019

Audit	Cynthia J. Comparin (Chair) David J. Haemisegger Richard M. Kleberg III. Charles W. Matthews Horace Wilkins, Jr.	• Assists Board oversight of the integrity of Cullen/Frost’s financial statements, Cullen/Frost’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and Cullen/Frost’s internal audit function. • Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.	6

Compensation and Benefits	Charles W. Matthews (Chair) Chris M. Avery Karen E. Jennings	• Oversees the development and implementation of Cullen/Frost’s compensation and benefits programs. • Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. • Oversees the administration of Cullen/Frost’s compensation and benefits plans.	3

Corporate Governance and Nominating	Charles W. Matthews (Chair) Chris M. Avery Ida Clement Steen	• Maintains and reviews Cullen/Frost’s corporate governance principles. • Oversees and establishes procedures for the evaluation of the Board. • Identifies and recommends candidates for election to the Board.	3

Executive	Phillip D. Green (Chair) Patrick B. Frost Charles W. Matthews	• Acts for the Board between meetings, except as limited by resolutions of the Board, Cullen/Frost’s Articles of Incorporation or By-laws, and applicable law.	2

Committee	Members	Primary Responsibilities	Meetings in 2019

Risk	Horace Wilkins, Jr. (Chair) Samuel G. Dawson Crawford H. Edwards Patrick B. Frost Phillip D. Green Karen E. Jennings	• Oversees Cullen/Frost’s enterprise risk management framework, including policies, procedures, strategies and systems established to measure, mitigate, monitor and report major risks. • Assists Board oversight across the organization for the types of risks to which Cullen/Frost is exposed, including: credit, operational, compliance/regulatory, liquidity and reputation.	4

Strategic Planning	Phillip D. Green (Chair) Carlos Alvarez Chris M. Avery Charles W. Matthews Graham Weston	• Analyzes the strategic direction for Cullen/Frost, including reviewing short-term and long-term goals. • Monitors Cullen/Frost’s corporate mission statement and capital planning.	4

Technology	Graham Weston (Chair) Cynthia J. Comparin Crawford H. Edwards Charles W. Matthews Horace Wilkins, Jr.	• Oversight of Cullen/Frost’s information technology projects and information technology security.	4

The Board has adopted written charters of the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee, the Risk Committee and the Technology Committee. All of these charters are available at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, at 111 West Houston Street, Suite 100, San Antonio, Texas 78205. As described in more detail below under “Certain Corporate Governance Matters—Director Independence,” the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee, and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the NYSE. The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. The Board has also determined that Ms. Cynthia J. Comparin and Mr. David J. Haemisegger are “audit committee financial experts” within the meaning of the SEC’s rules.

Leadership Structure

As provided in our Corporate Governance Guidelines, our Board selects its Chair, Lead Director and CEO in a way that it considers to be in the best interests of Cullen/Frost. The Board does not have a policy on whether the role of Chair and CEO should be separate or combined, but believes that the most effective leadership structure for Cullen/Frost is to combine these responsibilities. This structure avoids the potential confusion and conflict over who is leading the Company, both within the Company and when dealing with investors, customers and counterparties, and the duplication of efforts that can result from the roles being separated. The Board also believes that combining these roles in one person enhances accountability for the performance of Cullen/Frost. Furthermore, as Cullen/Frost has traditionally combined these roles (for some 30+ years now), separating them could cause significant disruption in oversight and lines of reporting. Nevertheless, depending upon the circumstances, the Board could choose to separate the roles of Chair and CEO in the future.

To help ensure strong oversight by our non-management directors, our Audit Committee, Corporate Governance and Nominating Committee, and Compensation and Benefits Committee are composed only of independent directors, and a majority of our Risk Committee, including the chairperson of the Risk Committee, is composed of independent directors. In accordance with our Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee acts as the Lead Director and presides at executive sessions of non-management directors and presents to the full Board any matters that may need to be considered by the full Board. Mr. Charles W. Matthews, the current Lead Director, also is the Chair of the Compensation and Benefits Committee and is a member of several other Board committees. As a result, the Lead Director is well informed regarding all activities of the Board and most of its committees. In addition to presiding at the executive sessions of the non-management directors, the Lead Director also reviews the agenda, schedule and materials for each Board Meeting and Board committee meeting (for each committee on which he sits) and executive session, and facilitates communication between the non-management directors and the Chair and CEO.

The Board is responsible for overseeing all aspects of management of Cullen/Frost, including risk oversight, which is effected primarily through the Audit and Risk Committees. The Risk Committee assists the Board in fulfilling its responsibilities for oversight of the Company’s enterprise-wide risk management framework, including reviewing the Company’s overall risk appetite, risk management strategy and the policies and practices established by the Company’s management to identify and manage risk to the Company. The Audit Committee receives reports on, and reviews, Frost Bank’s principal risk exposure, including financial reporting, credit, and liquidity risk. Cullen/Frost management regularly discusses macro-economic and business-specific factors with the Audit Committee and the Risk Committee, as well as the potential impact of these factors on the risk profile (including the financial situation) of the Company. Cullen/Frost management also periodically reviews with the Board specific risk analyses, such as sensitivity and scenario analyses. In addition, the Audit Committee and the Risk Committee receive written packages and detailed oral postings on various types of risk and other matters (which come from a combination of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Risk Officer) at regularly scheduled meetings. The Board also interacts on a regular basis with executive officers, from both the control and line of business sides of Cullen/Frost. Furthermore, members of the Board of Cullen/Frost also serve as members of the Board of Directors of Frost Bank, and as such receive regular reports on the operations of Frost Bank. The Board of Directors of Frost Bank has an additional committee, the Wealth Advisors Committee, that is not a committee of the Board of Cullen/Frost. This Frost Bank Board committee has a majority of independent directors and reviews risks and approves policy exceptions in trust services.

In addition, each standing committee of the Boards of Cullen/Frost and Frost Bank has oversight responsibility for risks inherent within its area of oversight. For example, the Technology Committee oversees the information technology security of Cullen/Frost Bankers, Inc. and Frost Bank, including cybersecurity issues, considerations and developments. Among other responsibilities, the Technology Committee reviews and discusses with management, as and when appropriate, risk management and risk assessment guidelines and policies regarding information technology security, including the quality and effectiveness of information technology security and disaster recovery capabilities.

It is through these various channels that the Board receives the necessary information to oversee the Company’s risk management. The Boards of Directors of Cullen/Frost and Frost Bank, and their relevant committees, typically meet in joint session.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become members of the Board and for recommending to the Board the nominees to stand for election as Directors.

In identifying Director candidates, the Corporate Governance and Nominating Committee may seek input from Cullen/Frost’s management and from current members of the Board. In addition, it may use the services of an outside consultant. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates may do so by writing to the Corporate Governance and Nominating Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, Texas 78205. Recommendations may be submitted at any time. The written recommendation must be made in the manner and form required by Cullen/Frost’s Bylaws, including by providing the name of the candidate, the number of shares of Cullen/Frost Common Stock owned by the candidate and the information regarding the candidate that would be included in a proxy statement for the election of Directors pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC.

In evaluating Director candidates, the Corporate Governance and Nominating Committee initially considers the Board’s need for additional or replacement Directors. It also considers the criteria approved by the Board and set forth in Cullen/Frost’s Corporate Governance Guidelines, which include, among other things, the candidate’s personal qualities (in light of Cullen/Frost’s core values and mission statement), accomplishments and reputation in the business community, the fit of the candidate’s skills and personality with those of other Directors and candidates, the ability of the candidate to commit adequate time to Board and committee matters and the candidate’s contribution to the Board’s overall diversity of viewpoints, background, experience and other demographics. The objective is to build a Board that is effective, collegial and responsive to the needs of Cullen/Frost. In addition, considerable emphasis is also given to Cullen/Frost’s mission statement and core values, statutory and regulatory requirements, and the Board’s goal of having a substantial majority of independent directors.

The Corporate Governance and Nominating Committee evaluates all Director candidates in the same manner, including candidates recommended by shareholders. In considering whether candidates satisfy the criteria described above, the Committee will initially utilize the information it receives with the recommendation and other information it otherwise possesses. If it determines, in consultation with other Board members, including the Chair, that more information is needed, it may, among other things, conduct interviews.

2019 Director Compensation

2019 Director Compensation Table

Name(1)	Fees earned or paid in cash(2)	Stock Awards(3)	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other	Total

Carlos Alvarez	65,000	59,977	—	—	—	124,977

Chris M. Avery	76,000	59,977	—	—	—	135,977

Cynthia J. Comparin	80,000	59,977	—	—	—	139,977

Samuel G. Dawson	70,000	59,977	—	—	—	129,977

Crawford H. Edwards	70,000	59,977	—	—	—	129,977

David J. Haemisegger	75,000	59,977	—	—	—	134,977

Jarvis Hollingsworth	48,750	59,977				108,727

Karen E. Jennings	71,000	59,977	—	—	—	130,977

Richard M. Kleberg, III	80,850	59,977	—	—	—	140,827

Charles W. Matthews	122,000	59,977	—	—	—	181,977

Ida Clement Steen	75,000	59,977	—	—	—	134,977

Graham Weston	75,000	59,977	—	—	—	134,977

Horace Wilkins, Jr.	85,000	59,977	—	—	—	144,977

(1)

Mr. Green, Cullen/Frost’s Chief Executive Officer and Mr. Frost, President of Frost Bank, are not included in this table because they are Named Executive Officers of Cullen/Frost and receive no compensation for their service as Directors. For further information on the compensation paid to Mr. Green and Mr. Frost, as well as their holdings of stock awards and option awards, see the Summary Compensation Table (Page 37) and the Grants of Plan-Based Awards Table (Page 38).

(2)	Amounts shown as Fees Earned or Paid in Cash represent fees paid for serving on the Boards of Directors of both Cullen/Frost and Frost Bank.

(3)

Amounts shown represent the grant date fair value of deferred stock units granted to the non-employee Directors during 2019. Each non-employee Director was granted 584 deferred stock units on April 24, 2019. The grant date fair value of each deferred stock unit was $102.70, which was the closing price of Cullen/Frost’s stock on that day.

The following information indicates the aggregate number of deferred stock units previously awarded and outstanding for the following directors as of December 31, 2019:

•	Carlos Alvarez—6,469;

•	Chris M. Avery—2,183;

•	Cynthia J. Comparin—584:

•	Samuel G. Dawson—1,551;

•	Crawford H. Edwards—6,469;

•	David J. Haemisegger—5,924;

•	Karen E. Jennings—6,469;

•	Richard M. Kleberg, III—6,469;

•	Charles W. Matthews—4,763;

•	Ida Clement Steen—6,469;

•	Graham Weston—1,551; and

•	Horace Wilkins, Jr.—6,469.

Cullen/Frost employees receive no fees for their services as members of the Board of Directors or any of its committees. Non-employee Directors receive an annual cash retainer fee of $60,000. Additionally, the Lead Director receives an annual cash retainer of $15,000; the Audit Committee Chair receives an annual cash retainer of $20,000; the Compensation and Benefits Committee Chair receives an annual cash retainer of $12,000; and all other Committee Chairs receive an annual cash retainer of $10,000. In addition, members of the Audit Committee receive an annual cash retainer of $10,000; members of the Compensation and Benefits Committee receive an annual cash retainer of $6,000; and members of all other Committees receive an annual cash retainer of $5,000. Committee Chairs do not receive retainers for Committee membership in addition to their retainer for service as Chair. There are no fees paid for meeting attendance.

Non-employee Directors are also eligible to receive stock-based compensation each year under Cullen/Frost’s 2015 Omnibus Incentive Plan. In April 2019, each non-employee Director in office at that time received 584 deferred stock units. Upon retirement from Cullen/Frost’s Board of Directors, non-employee directors will receive one share of Cullen/Frost’s Common Stock for each deferred stock unit held. The deferred stock units were fully vested upon being awarded and holders receive equivalent dividend payments as such dividends are declared on Cullen/Frost’s Common Stock.

Each of the Cullen/Frost Directors also serves on the Board of Directors of Frost Bank, a subsidiary of Cullen/Frost.

As outlined in its charter, the Compensation and Benefits Committee has the authority to review and make recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. Periodically, but not less than every two years, the Committee directs its compensation consultant to provide an independent assessment of the Company’s Board compensation program. The consultant analyzes and compares the Company’s Board compensation program against the same peer group used to benchmark executive officer compensation (see page 26 for further details about the peer group). The Committee targets total Board compensation levels at a competitive range of peer group total Board compensation. The Committee considers total aggregate Board compensation and other factors when making recommendations to the Board for approval.

Other Directorships

The following are current directorships held by Director nominees and in public companies other than Cullen/Frost or in registered investment companies:

Mr. Chase	Nabors Industries Ltd.
Mr. Matthews	Trinity Industries, Inc.

Director Qualifications

All members of our Board have significant knowledge of the markets that we serve and extensive ties to community and business leaders. Below is additional information about the qualifications of our Director nominees.

Carlos Alvarez	Director since 2001

Mr. Carlos Alvarez is chair of the board and chief executive officer of The Gambrinus Company which he founded in 1986 when he moved from his native Mexico with his family to San Antonio. Gambrinus is a leading U.S. craft brewer and marketer with breweries in Shiner, Texas (The Spoetzl Brewery) and Berkeley, California (Trumer Brewery). He is committed to education and has served on the board of trustees of Davidson College (Davidson, North Carolina), School Year Abroad (North Andover, Massachusetts) and Saint Mary’s Hall (San Antonio, Texas) and is a member of the Chancellor’s Circle for The University of Texas system. Mr. Alvarez has made significant contributions to these and other educational institutions’ endowment programs, particularly those geared toward driving greater international engagement. He is a board member of the World Affairs Council of America (Washington, DC) and the World Affairs Council of San Antonio, of which he previously served as chair. Mr. Alvarez also serves on the Board of National Public Radio. Mr. Alvarez has extensive experience in all facets of business, including a strong background in operations and sales. He has an exceptional understanding of the role marketing strategy and branding plays in the success of a company. It is because of his business acumen, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Alvarez should continue serving on the Board.

Chris M. Avery	Director since 2015

Dr. Chris M. Avery serves as chair of the board of James Avery Craftsman, Inc., a family-owned company founded by his father in 1954, to create finely crafted jewelry designs. Dr. Avery has served on the James Avery Craftsman, Inc. board of directors since 1989. A licensed physician and board-certified anesthesiologist, he left his profession as chief of anesthesia at Sid Peterson Memorial Hospital in Kerrville, Texas in 1991 to assist in the transition and direction of the family business where he served as president and chief operating officer and chief executive officer. Under his leadership, James Avery Craftsman, Inc. has become a national brand that designs, manufactures and sells jewelry in its own stores across the U.S. Dr. Avery earned a bachelor’s degree in biology from Stephen F. Austin State University and a medical degree from the University of Texas Medical School at San Antonio (now the University of Texas Health Science Center at San Antonio). After an internship in orthopedic surgery, he worked as an ER physician in San Antonio and Kerrville. He completed an anesthesia residency at Medical Center Hospital in San Antonio and began his anesthesia practice in Kerrville. Dr. Avery is president of the Fredericksburg Hospital Authority board of directors and has served the boards of Hill Country Memorial Hospital in Fredericksburg, Texas and Sid Peterson Hospital in Kerrville, Texas. It is because of his experience in business operations and management, as well as his knowledge of the communities we serve, that our Board has concluded that Dr. Avery should continue serving on the Board.

Anthony R. (“Tony”) Chase	Nominated to stand for election to the Board in 2020

Mr. Tony Chase is Chairman and Chief Executive Officer of ChaseSource, L.P., a Houston-based staffing and real estate development firm. He was a founder of mobile phone provider Cricket Wireless and of ChaseCom, L.P., a global customer relationship management and staffing services company, until its sale to AT&T, Inc. in 2007. Prof. Chase is a tenured Professor of Law and Business at the University of Houston Law Center, where he began teaching in 1990. He has published numerous law review articles during his tenure. Mr. Chase is on the board of directors of the Texas Medical Center, M.D. Anderson Board of Visitors and the Greater Houston Partnership, serving as its chairman during 2012. Mr. Chase currently serves as a director of Nabors Industries Ltd. and previously served as a director of Anadarko Petroleum Corporation, Paragon Offshore plc, Sarepta Therapeutics, Inc. and Western Midstream Operating, LP. Additionally, he is a Trustee of the Houston Endowment, and served on the board of trustees of St. John’s School and KIPP Schools. Mr. Chase is the former Deputy Chairman of the Federal Reserve Bank of Dallas and a former Director of the Federal Reserve Bank of Houston. Mr. Chase graduated with honors from Harvard College and subsequently earned M.B.A. and J.D. degrees from Harvard Business School and Harvard Law School, respectively. He is also an Eagle Scout. It is because of his experience in corporate governance, and regulatory and real estate matters, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Chase should serve on the Board.

Cynthia J. Comparin	Director since 2018

Ms. Cynthia Comparin has experience serving as an independent director of companies listed on both NYSE and NASDAQ. Her areas of expertise include: international business, strategy development, business development, technology, finance and accounting (including M&A and divestitures). She is a Qualified Financial Expert (QFE). Ms. Comparin is also a National Association for Corporate Directors (NACD) Fellow and a Member of the Latino Corporate Directors Association (LCDA). Ms. Comparin is a current Director of Universal Display Corporation and a former independent director of Black Box Corporation, a NASDAQ listed (BBOX) company. Black Box is a network solutions provider dedicated to helping clients build, manage, optimize and provide data security to their networks. She was a member of the Audit and Nominating & Governance Committees. Black Box was acquired by AGC Networks PTE Ltd., a company organized under Singapore law. Ms. Comparin was CEO of Animato, a technology solutions provider that partnered with clients to align business processes with technology to create value. Services included design, implementation and software as a service (SaaS). Animato’s client base consisted of global companies in the energy, retail, and services industries as well as large multi-billion-dollar healthcare and government systems. Ms. Comparin was an Ernst & Young Entrepreneur of the Year Finalist, Southwest and received a Tech Titans Award for Emerging Company CEO as well as a Greater Dallas Chamber International Business Award. Animato was certified as a Hispanic-owned company and was sold in 2016. Prior to establishing Animato, Ms. Comparin was president of ALLTEL’s Enterprise Network Services Division, a group she created to provide consulting, integration and operations services to customers worldwide. She also served as vice president and general manager for Nortel’s Network Transformation Services Division providing consulting, project implementation and ongoing services to Fortune 1000 companies on a global basis. Previously, Ms. Comparin was general manager, Latin America at Recognition International, a global technology company. There, she developed and implemented the Latin American business plan including developing and managing distribution channels. Before joining Recognition International, Ms. Comparin held both U.S. and internationally based executive management positions at EDS. She began her career as a financial analyst for LTV Aerospace and Defense Company. Ms. Comparin earned a BBA in Finance from The University of Texas at Austin and has completed management programs at The Wharton School of Business and Harvard University. She is also active in community associations. It is because of her experience as CEO and as a board member of a NASDAQ-listed company, and her knowledge and experience in the technology industry and her insight into a wide variety of areas including the increasingly important world of cyber security and extending technology to customers, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Comparin should continue serving on the Board.

Samuel G. Dawson	Director since 2017

Samuel G. Dawson is chief executive officer of Pape-Dawson Engineers, Inc. one of the largest and most respected engineering firms in Texas, with offices in San Antonio, New Braunfels, Austin, Houston, Dallas and Fort Worth. He graduated from The University of Texas at Austin with a B.S. degree in civil engineering. In addition to managing the engineering firm, Mr. Dawson is a community leader who has contributed countless hours to various Texas organizations. He has served as president or chair of the Greater San Antonio Chamber of Commerce, The University of Texas Engineering Advisory Board, Trinity Baptist Church Deacon Council, The University of Texas at San Antonio Engineering Advisory Council, the Witte Museum Board, Texas Society of Professional Engineers, American Society of Civil Engineers, the Rotary Club of San Antonio, the San Antonio Mobility Coalition, Professional Engineers in Private Practice and The Tobin Center for the Performing Arts. At present, he is an active board member of the Southwest Research Institute, Methodist Healthcare Ministries and Haven for Hope. In 2013, Mr. Dawson was inducted into The University of Texas Cockrell School of Engineering Department of Civil, Architectural and Environmental Engineering Academy of Distinguished Alumni, and in 2017, he was recognized as a distinguished graduate of the Cockrell School of Engineering. It is because of his business operations and management skills, his familiarity with issues related to human resources, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Dawson should continue serving on the Board.

Crawford H. Edwards	Director since 2005

Fort Worth native Mr. Crawford H. Edwards is president of Cassco Development Co., Inc. and is the fifth generation of his family involved in managing his family’s ranching business. Since 2005, he has been engaged in the investing in and managing of commercial real estate. After graduating with a bachelor of general studies degree from Texas Christian University and the Texas Christian University Ranch Management program, he worked as a petroleum landman in Midland, Texas. Mr. Edwards serves on the board of directors of the Texas and Southwestern Cattle Raisers Association, the Southwestern Exposition and Livestock Show, the Fort Worth Convention and Visitors Bureau and the National Finance Credit Corporation. It is because of this experience, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Edwards should continue serving on the Board.

Patrick B. Frost	Director since 1997

Mr. Patrick B. Frost is president of Frost Bank. A native of San Antonio, he earned a BA degree in Economics from Vanderbilt University and an MBA degree from The University of Texas at Austin. He is chair of the Santa Rosa Children’s Hospital Foundation. Mr. Frost is also a trustee of the San Antonio Medical Foundation and serves on the board of trustees of United Way of San Antonio. He is on the Executive Committee of the San Antonio Livestock Exposition, and was advisory council chair of The University of Texas at San Antonio College of Business. Mr. Frost was chair of the local organizing committee for the NCAA Men’s Final Four in 2004, 2008 and 2018 and chair of the Alamo Bowl in 2003 and 2013. It is because of his experience in banking and his many years at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Frost should continue serving on the Board.

Phillip D. Green	Director since 2016

Mr. Phillip D. Green serves as chairman and chief executive officer of Cullen/Frost Bankers, Inc. and Frost Bank. Green joined the Cullen/Frost organization in July 1980 and served in a number of managerial positions in the company’s financial division before being named chief financial officer in 1995, a position he held until 2015 when he was named president of Cullen/Frost. He became chairman and CEO in 2016. During Green’s tenure at Frost, the company has become one of the nation’s 60 largest banks and has increased its common stock dividend for 25 consecutive years. At the same time, Frost has won numerous accolades for excellence and customer service, earning more Greenwich Excellence Awards for service to business clients than any other bank nationwide for three consecutive years, and receiving the highest ranking in customer satisfaction in Texas in the J.D. Power U.S. Retail Banking Satisfaction Study for ten consecutive years. Frost has also ranked highly in the American Banker/Reputation Institute Survey of Bank Reputations and Forbes magazine’s list of America’s 100 Best Banks. Green currently serves on the Federal Reserve Board’s Federal Advisory Council, serving the Fed’s 11th District. He also serves on the Board of Directors and Finance Committee of the Southwest Research Institute and on the University of Texas at Austin Chancellor’s Council Executive Committee, McCombs School of Business Advisory Council and the McCombs Scholars Program committee. As a member of the Board of Directors of The Tobin Center for the Performing Arts, Green serves as Board Treasurer and as the Chairman of the Finance Committee. Green is also a member of the Executive Committee and Board of Trustees of the United Way of San Antonio and Bexar County. Green recently joined the University of Texas San Antonio Campaign Leadership Council and is a member of the Mid-Sized Bank Coalition where he is a former executive committee member. Green graduated with honors from the University of Texas at Austin in 1977, earning a bachelor’s degree in accounting. Prior to joining Frost, he spent three years in public accounting with Ernst & Ernst. It is because of his experience in banking and his many years at Cullen/Frost and Frost Bank, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Green should continue serving on the Board.

David J. Haemisegger	Director since 2008

Mr. David J. Haemisegger is president of the NorthPark Management Company, which manages NorthPark Center, a major shopping mall in Dallas, Texas. After graduating with a BA degree from Princeton University in his native New Jersey, he earned an MBA degree from the Wharton School at the University of Pennsylvania. He was president and chief operating officer of the Raymond D. Nasher Company until 1995, when he became president of NorthPark Management Company. Mr. Haemisegger is president and a member of the board of trustees and the Audit and Finance Committees at both the Nasher Foundation and the Nasher Sculpture Center. Mr. Haemisegger is past chair of the board of trustees at the Hockaday School in Dallas where he previously served as chair of the Governance and Trusteeship Committee for two years and as the school’s treasurer for five years. In addition, he is a member of the board of trustees of the Dallas Museum of Art, a member of the graduate executive board of the Wharton School, a member of the advisory council of the Princeton University Art Museum, a member of the board of advisors of the Nasher Museum of Art at Duke University and a former member of the board of directors and the Audit, Loan and Executive Committees of NorthPark National Bank. It is because of his experience in banking and real estate, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Haemisegger should continue serving on the Board.

Karen E. Jennings	Director since 2001

Mrs. Karen Jennings was senior executive vice president of Human Resources and Corporate Communications at Southwestern Bell Corporation, which became AT&T, Inc. During her long tenure at AT&T, she also held the positions of senior executive vice president of Human Resources and Corporate Communications, and president – Missouri for Southwestern Bell Telephone Company. Mrs. Jennings grew up in Carleton, Michigan, graduating from the University of Arkansas with a BS degree in Education. She also attended the executive education program at the University of Michigan and Northwestern University. She served on the board of directors of Ladies Pro Golf Association (LPGA) for six years. It is because of her experience in business operations, management and telecommunications experience, as well as her knowledge of the communities we serve, that our Board has concluded that Mrs. Jennings should continue serving on the Board.

Charles W. Matthews	Director since 2010

Mr. Charles W. Matthews, formerly general counsel of Exxon Mobil Corporation, spent his entire career at Exxon, the world’s largest energy company. A graduate of the University of Texas at Austin with a BA degree in government, he earned a JD degree from the University of Houston and joined Humble Oil, now known as Exxon Mobil, upon graduation. He rose in the law department to become vice president and general counsel of Exxon Mobil. He was responsible for coordinating the legal and regulatory efforts to facilitate the merger between Exxon Corporation and Mobil Corporation. As general counsel, Mr. Matthews oversaw the company’s law department, consisting of more than 460 lawyers with offices in 40 countries. A native of Houston, he is an emeritus member and past chair of the University of Houston Law Foundation. Mr. Matthews is also past chair and president of the Ex-Students Association of The University of Texas and serves as a board member and chair of the investment committee of The University of Texas System Foundation. He serves on the board of Trinity Industries Inc. where he is a member of the Human Resources Committee and past chair of the Corporate Governance and Directors Nominating Committee, and he is a past director of Forestar Group, Inc. Also, Mr. Mathews serves on the board of Children’s Health of Dallas and is a member of the Executive Committee and past chair of the Texas Cultural Trust and is a former director of the International Association of Defense Counsel. It is because of his experience in corporate governance and the in-depth knowledge of the opportunities and challenges facing energy companies, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Matthews should continue serving on the Board.

Ida Clement Steen	Director since 1996

A native of Kingsville, Texas, Mrs. Ida Clement (Weisie) Steen gained investment experience through managing personal holdings for the past 45 years. She is regent emerita for the Texas A&M University System, where she served on the Finance Committee and as special liaison to the Texas Growth Fund Board. A graduate of Trinity University, she was a teacher and administrator at Learning About Learning Educational Foundation. She chaired the 2011 Texas Inaugural Committee as well as the 150th anniversary celebration of King Ranch, Inc. Mrs. Steen has served as chair of the board of trustees of San Antonio Academy and as vice-chair and trustee of the Santa Rosa Children’s Hospital Foundation Endowment Fund. She served on the six-member Texas State Preservation Board, which is chaired by the governor and oversees the State Capitol, the Texas State History Museum and the Governor’s Mansion. By gubernatorial appointment, she sits on the five-member Texas Alcoholic Beverage Commission, the agency that regulates all phases of the alcoholic beverage industry in Texas, and is nearing the end of her term. It is because of her experience in investing and her years of experience at Cullen/Frost, as well as her knowledge of the communities we serve, that our Board has concluded that Mrs. Steen should continue serving on the Board.

Graham Weston	Director since 2017

Mr. Graham Weston co-founded Rackspace Hosting, Ltd. During his almost 20 year tenure at the company, headquartered in his hometown of San Antonio he served as chief executive officer (on two occasions) and executive chair of the board. Rackspace advanced from a start-up venture in 1998, to a public company in 2008, and later a company with annual revenue of $2 billion dollars at the time it was sold in 2016. A graduate of Texas A & M University and a consistently successful entrepreneur with a portfolio of downtown San Antonio property, including an investor of the office high-rise Weston Centre, Mr. Weston formed Weston Urban, LLC, in 2012. A primary area of focus for the company is the re-development of San Antonio’s downtown. He is also passionate about fostering the success of the City’s growing tech sector and development of the tech talent in the city. Mr. Weston co-founded and owns Geekdom, an entrepreneurial and tech incubator. His charitable work is done through the 80/20 Foundation, which promotes entrepreneurship and education. In addition to his deep commitment to San Antonio and the communities we serve, Mr. Weston brings broad knowledge and experience in technology to our Board, as well as considerable insight in a wide variety of specialized fields, including the increasingly critical domain of cyber security. It is because of this knowledge and experience that our Board has concluded that Mr. Weston should continue serving on the Board.

Miscellaneous Information

There are no arrangements or understandings between any Director nominee of Cullen/Frost and any other person regarding such nominee’s selection as such.

CERTAIN CORPORATE GOVERNANCE MATTERS

Cullen/Frost believes that it has operated over the years with sound corporate governance practices that exemplify its commitment to integrity and to protect both the interests of its shareholders and the other constituencies that it serves. These practices include a substantially independent Board, periodic meetings of non-management Directors, and a sound and comprehensive code of conduct, which obligates Directors and all employees to adhere to the highest legal and ethical business practices. A review of some of Cullen/Frost’s corporate governance measures is set forth below.

Director Independence

The Board believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between Directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any Director has a material relationship with Cullen/Frost (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cullen/Frost).

In connection with the Board’s latest review, the Board determined that the following Director nominees, who compose 76.9% of the thirteen nominees, are independent within the meaning of the NYSE’s rules: Mr. Carlos Alvarez, Dr. Chris M. Avery, Mr. Anthony R. Chase, Ms. Cynthia J. Comparin, Mr. Samuel G. Dawson, Mr. Crawford H. Edwards, Mr. David J. Haemisegger, Mrs. Karen E. Jennings, Mr. Charles W. Matthews, and Mrs. Ida Clement Steen, Jr. In addition, the Board determined that current Directors Mr. Richard M. Kleberg III and Mr. Horace Wilkins Jr., were independent within the meaning of the NYSE’s rules.

Mr. Patrick B. Frost and Mr. Phillip D. Green are not independent because they are executive officers of Cullen/Frost. The Board has determined that Mr. Weston is not independent within the meaning of the NYSE’s rules because he controls, and has a 21% ownership interest in, entities that have entered into certain banking, property and service transactions with Cullen/Frost and its subsidiaries, described under “Certain Transactions and Relationships”, that exceed the quantitative thresholds set forth in the NYSE’s bright-line independence tests. While these transactions involve payments to, and payments from, Frost Bank in amounts that exceed the greater of $1,000,000 and 2% of the Weston affiliated entities’ consolidated gross revenues, the Corporate Governance and Nominating Committee reviewed each of these transactions in accordance with the criteria described in “Certain Transactions and Relationships-Policies and Procedures for Review, Approval or Ratification of Related Party Transactions” and determined that the transactions were all entered into in the ordinary course of business, had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Cullen/Frost, and did not involve more than the normal risk of collectability or present other unfavorable features. In particular, the Corporate Governance and Nominating Committee noted that Mr. Weston was not a Director or nominee for Director at the time these transactions were entered into.

In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE’s rules to assist in making independence determinations. For purposes of the standards, the term “Cullen/Frost Entity” means, collectively, Cullen/Frost and each of its subsidiaries.

Credit Relationships.    A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a Director or a person or entity that is affiliated, associated or related to a Director should not be deemed to be a material relationship adversely affecting such Director’s independence if it satisfies each of the following criteria:

•	It is not categorized as “classified” by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•

It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board’s Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•

In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity’s business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the Director or the business results of operations or financial condition of any person or entity related to such Director.

The Board determined that credit relationships with each of our independent Directors satisfied these criteria.

Non-Credit Banking or Financial Products or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or entity that is affiliated, associated or related to a Director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship adversely affecting such Director’s independence if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity’s business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities. The Board determined that non-credit banking or financial products or services relationships with each of our independent Directors satisfied these criteria.

Property or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship adversely affecting such Director’s independence if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities. The Board determined that the following property or services relationships involving amounts less than $120 thousand satisfied these criteria: lease arrangements involving Cullen/Frost Entities and a company in which Mr. Crawford H. Edwards has interests; jewelry products provided to Cullen/Frost Entities by a company in which Dr. Chris M. Avery has interests; and engineering services provided to Cullen/Frost Entities by a company in which Mr. Samuel G. Dawson has interests. For details regarding relationships involving amounts greater than $120 thousand, see “Certain Transactions and Relationships” elsewhere in this document.

Meetings of Non-Management Directors

Cullen/Frost’s non-management Directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Lead Director and Chairman of the Board’s Corporate Governance and Nominating Committee presides at the executive sessions. As discussed above under “General Information about the Board of Directors—Leadership Structure”, Mr. Charles W. Matthews currently serves as the Lead Director and Chairman of the Board’s Corporate Governance and Nominating Committee.

Communications with Directors

The Board has established a mechanism for shareholders or other interested parties to communicate with the full Board of Directors as a group, the non-management Directors as a group or the presiding non-management Lead Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors, the Non-Management Directors or the Lead Director (as applicable) of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, Texas 78205.

In addition, the Board has established a mechanism for shareholders or other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be anonymous or confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, Texas 78205.

For shareholders or other interested parties desiring to communicate with the full Board of Directors, non-management Directors, the presiding non-management Lead Director or the Audit Committee by e-mail, telephone or U.S. mail, please see the information set forth on Cullen/Frost’s website at frostbank.com. Alternatively, any shareholder or other interested party may communicate in writing by contacting the Corporate Secretary at 111 West Houston Street, Suite 100, San Antonio, Texas 78205. These communications can be confidential.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which reaffirm Cullen/Frost’s commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of Directors, Director orientation and continuing training, executive sessions of non-management Directors, Director compensation and Director responsibilities. The Guidelines are available on Cullen/Frost’s website at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary at 111 West Houston Street, Suite 100, San Antonio, Texas 78205.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors and Cullen/Frost employees, including Cullen/Frost’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code prohibits retaliation against any Director, officer or employee who in good faith reports a potential violation. The Code is available on Cullen/Frost’s website at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary at 111 West Houston Street, Suite 100, San Antonio, Texas 78205. As required by law, Cullen/Frost will disclose any amendments to or waivers from the Code that apply to its Chief Executive Officer, Chief Financial Officer and principal accounting officer by posting such information on its website at frostbank.com.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Benefits Committee Governance

Charter.    The charter of the Compensation and Benefits Committee is posted on Cullen/Frost’s website at frostbank.com.

Scope of authority.    The primary function of the Compensation and Benefits Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

•	Establishing, in consultation with senior management, Cullen/Frost’s general compensation philosophy, and overseeing the development of Cullen/Frost’s compensation and benefits programs;

•	Overseeing the evaluation of Cullen/Frost’s executive management;

•

Reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives and setting the CEO’s compensation level based on this evaluation;

•

Making recommendations to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO Executive Officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan;

•	Discharging any duties or responsibilities imposed on the Committee by any of Cullen/Frost’s compensation or benefit plans;

•	Providing oversight of regulatory compliance with respect to compensation matters;

•

Reviewing and making recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation;

•

Preparing any report or other disclosure required to be prepared by the Committee for inclusion in Cullen/Frost’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission; and

•	Preparing a summary of the actions taken at each Committee meeting to be presented to the Board at the next Board meeting.

Delegation authority.    Although the Committee approves the normal annual grant of equity to officers, it delegates authority to the CEO to allocate a specified pool of equity compensation awards to address special needs as they arise.

Role of executive officers.    After consulting with the Committee’s compensation consultant and the Company’s Chief Human Resources Officer, the CEO recommends to the Committee base salary, target incentive levels, actual incentive payments and long-term incentive grants for Company executive officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without the CEO present, determines the pay levels for the CEO to be ratified by the Board.

Role of compensation consultants.    The Committee retains Meridian Compensation Partners, LLC (“Meridian”) to serve as its outside independent compensation consultant.

Meridian’s role is to serve and assist the Committee in its review and oversight of executive and director compensation practices and to assist the CEO and company management in reviewing, assessing, and developing recommendations for Cullen/Frost’s executive compensation programs.

The nature and scope of services rendered by Meridian on the Committee’s behalf is described below:

•	Review of competitive market pay analyses, as needed, including executive compensation benchmarking services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired/needed;

•	Preparation for and attendance at selected management, committee, or Board of Director meetings; and

•	Other miscellaneous requests that occur throughout the year.

The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate its consultant, and the Committee evaluates the consultant annually.

In 2019, Meridian did not provide any services for the Committee or Cullen/Frost outside of the compensation consulting services outlined above.

During its January 2019 and 2020 meetings, the Committee reviewed the independence of Meridian as its consultant. Specifically, the Committee took into account the six independence factors as adopted by the SEC in

Rule 10C-1 under the Exchange Act and applicable NYSE rules. The Committee determined that Meridian is an independent adviser to the Committee.

The Committee’s consultant from Meridian attended all of the regularly scheduled Committee meetings in 2019. The Committee’s consultant assisted the Committee with the market data and an assessment of executive compensation levels and program design, CEO compensation, outside Director compensation and support on various regulatory and technical issues.

Compensation and Benefits Committee Interlocks and Insider Participation

During the last fiscal year, none of the members of the Compensation and Benefits Committee (Dr. Chris M. Avery, Mrs. Karen E. Jennings and Mr. Charles W. Matthews) was or had ever been one of our officers or employees. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or Compensation and Benefits Committee. Some of the members of the Compensation and Benefits Committee, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries and, since January 1, 2019, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future. See “Certain Transactions and Relationships” for a description of an immediate family member of Mr. Charles W. Matthews and Cullen/Frost.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2019.

Charles W. Matthews, Committee Chair

Chris M. Avery

Karen E. Jennings

Compensation Discussion and Analysis

Executive Summary

Cullen/Frost is a financial holding company, headquartered in San Antonio, Texas, with 140 financial centers throughout Texas. We provide a wide range of banking, investment and insurance services to businesses and individuals in the Austin, College Station, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley, San Antonio and Victoria regions. Founded in 1868, we have helped clients with their financial needs during three centuries. Over the years, we’ve grown significantly, but what hasn’t changed is our commitment to our values and to the relationships we’ve forged. Those relationships include our employees. We believe a key factor in our success is consistency—consistency in culture, philosophy and management as well as consistency in executive pay philosophy and practices.

At Cullen/Frost, we enjoy a strong history of sound and profitable performance. We believe everyone is significant at our Company and successful performance occurs when everyone works together as a team with common goals. As a result, our executive compensation programs generally focus on total company success. We believe in providing a “square deal” for our shareholders, customers and employees. Therefore, we generally target our executive compensation to be in a competitive range of our peer group while taking into account various other factors, including market conditions, company performance, internal equity, and individual experience levels, among other things. Because we believe Cullen/Frost is a safe and sound place to do business, we strive to avoid excessive risk, and do not offer executive compensation programs that would encourage the taking of such risks. Further, we believe that the consistency and continuity of our management team serves to enhance our conservative risk profile. The average tenure with Cullen/Frost of the five Named Executive Officers (as defined below) included in this proxy statement is in excess of 37 years. Finally, we structure our executive compensation programs to align management and shareholder interests.

As we celebrate our 152nd anniversary this year, we gratefully acknowledge that we enjoy a very rich history as a company. We appreciate a robust tradition of not only solid financial performance, but of strengthening and enhancing the communities we serve and making people’s lives better. From the very beginning, we have been a values driven company and we continue to operate our business guided by our core values of integrity, caring and excellence. It is with pride and great anticipation that we carry this heritage and culture into our future.

Key 2019 Company Performance Outcomes.    2019 was another great year for Cullen/Frost:

We achieved a strong level of net income of approximately $436 million (as disclosed in our annual report on Form 10-K filed with the SEC on February 4, 2020) realizing strong earnings for our Company despite falling slightly short of our budgeted expectations of $456 million.

As a result of our strong performance and consistent with our pay-for-performance compensation philosophy, yet acknowledging that actual performance fell below budgeted expectations, annual incentives paid to our Named Executive Officers for 2019 performance were generally paid at 10% below target.

2019 Compensation Actions.    During 2019, in light of our continued strong financial performance, our management team’s performance and to ensure that our executive team’s compensation remains competitive with our peer group (as described below), the following decisions were made concerning compensation of the Named Executive Officers:

•	Increases to base pay approximating 1.9% on average effective January 1, 2020;

•	Annual incentive payments for 2019 performance paid in 2020 generally at 10% below target; and

•	Long-term incentive award grants consisting of 50% performance share units and 50% restricted stock units.

We believe that our executive compensation programs successfully balance elements of fixed compensation, short-term and long-term incentives and benefit programs consistent with our core values of integrity, caring and excellence.

2019 Say On Pay Vote

The 2019 Annual Shareholders Meeting was held on April 24th. The shareholders showed their approval of the Company’s executive pay programs with over 97% of all votes cast being in favor of approval of the executive pay programs. The Compensation and Benefits Committee (the “Committee”) and the Board were very appreciative of the positive vote and the strong message it delivered. The strong shareholder support has reaffirmed the Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2019 the Committee continued to administer the same conservative reward programs and to demonstrate the same consistent pay philosophies that have been in place historically.

Named Executive Officers

This Compensation Discussion and Analysis is included to provide the material information necessary for our shareholders to understand the objectives and policies of Cullen/Frost’s compensation program for the CEO, the CFO, and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) and to describe how these policies were implemented for 2019 performance. The following executives were our “Named Executive Officers” for 2019:

Phillip D. Green	Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank
Jerry Salinas	Group Executive Vice President and Chief Financial Officer of Cullen/Frost; Group Executive Vice President and Chief Financial Officer of Frost Bank
Paul H. Bracher	President of Cullen/Frost; Group Executive Vice President and Chief Banking Officer of Frost Bank
Patrick B. Frost	Group Executive Vice President and President of Frost Bank
William L. Perotti	Group Executive Vice President and Chief Credit Officer of Frost Bank

Objectives of the Compensation Program

The Cullen/Frost compensation program is administered by the Committee. The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Enhance risk management;

•	Encourage teamwork;

•	Reinforce commitment to our core values:

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity among our executive management team;

•	Effectively retain Cullen/Frost’s executive management team; and

•	Increase shareholder value by strategically aligning executive management and shareholder interests.

Design of the Total Compensation Program and Overview of Compensation Decisions Made in 2019

Pay Philosophy/Pay Determination Process

In general, it is Cullen/Frost’s compensation philosophy to target aggregate executive compensation for each of our executives to be in a competitive range of our peer group (as described below). Actual compensation realized by executives is primarily based on the Company’s performance. In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:

•	Performance (Company, segment and individual);

•	Internal equity;

•	Experience;

•	Strategic importance;

•	Technical implications such as tax, accounting, and shareholder dilution; and

•	Advice from our independent compensation consultants.

The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.

When reviewing the components of the compensation program, the Committee, together with Mr. Green, the Chief Human Resources Officer, and the Committee’s independent compensation consultant, work to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, the Committee believes that it is the total package that should be competitive, and not necessarily the individual elements.

Mr. Green makes recommendations to the Committee on the pay levels of his direct reports (including the other Named Executive Officers) for the Committee’s review and approval. The Committee reviews a total compensation tally sheet for Mr. Green annually. Cullen/Frost uses the tally sheet to inform the Committee on Mr. Green’s total compensation and accumulated wealth from the Company’s equity and retirement benefit plans. Mr. Green does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without Mr. Green present, determines the pay levels for Mr. Green to be ratified by the Board. For additional information about the Committee’s compensation-setting process, see the section above entitled “Compensation and Benefits Committee Governance” on page 20.

The Committee does not maintain a stated policy with regard to cash versus non-cash compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed by the Committee annually.

In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, previous grant date amounts and values are considered, particularly when establishing long-term incentive award grant levels.

In light of the volatility in the U.S. financial markets and the concern over executive compensation among financial institutions, the Committee has traditionally met at least annually with senior officers, including the Chief Risk Officer, along with the Committee’s compensation consultant, to discuss the risk profile of our total executive compensation program for Named Executive Officers. For 2019, the Committee determined that the Company’s total compensation program, which balances fixed compensation (base pay and retirement benefits) and various forms of shorter- and longer-term incentive pay (annual cash incentive and equity compensation), did not encourage excessive or unnecessary risks.

Benchmarking and Peer Companies

Under the direction of the Committee, the Company, together with Meridian, the Committee’s independent external compensation consultant, conducts an annual competitiveness review of base pay, annual incentive pay and long-term incentive pay. The competitiveness of other forms of pay is reviewed on a periodic basis, as determined by the Committee.

External market data is provided by Meridian. For purposes of benchmarking executive compensation, the Committee has determined that the external market should be defined as peer companies in the banking industry of a similar asset size to Cullen/Frost. For 2019, Meridian provided market data collected from public filings for the following 25 peer companies.

Associated Banc-Corp

BankUnited, Inc.

BOK Financial Corporation

Commerce Bancshares, Inc.

East West Bancorp, Inc.

First Citizens BancShares, Inc.

First Horizon National Corporation F.N.B. Corporation

Hancock Whitney Corporation

IBERIABANK Corporation People’s United Financial, Inc. PacWest Bancorp Pinnacle Financial Partners, Inc. Prosperity Bancshares, Inc. Signature Bank Sterling Bancorp Synovus Financial Corporation

TCF Financial Corporation

Texas Capital Bancshares, Inc.

UMB Financial Corporation

Umpqua Holdings Corporation

Valley National Bancorp

Webster Financial Corporation

Western Alliance Bancorporation

Wintrust Financial Corporation

For 2019, Meridian reviewed our compensation peer group and recommended the following additions, which were approved by the Committee:

•	Pinnacle Financial Partners, Inc

•	TCF Financial Corporation

•	UMB Financial Corporation

•	Western Alliance Bancorporation

In addition, the following peers were removed from the peer group because they were no longer in the targeted asset range:

•	Popular, Inc.

•	SVB Financial Group

•	Zions Bancorporation

These changes were recommended in order to satisfy the existing peer group criteria. The peer group was developed based on the following criteria:

•

Size—Companies with assets comparable to Cullen/Frost. The median asset size of the peer group listed above is $33 billion as of June 30, 2019, with assets size ranging from $22 billion to $52 billion, as compared to Cullen/Frost’s asset size of $32 billion as of the same date.

•	Industry—Companies in the commercial banking industry sector.

•	Locality—Commercial banks headquartered across the United States.

Additionally, market data was collected by Meridian from multiple published survey sources representing national financial institutions of a similar asset size to Cullen/Frost. The Committee believes that the combination of peer company data and survey data reflects Cullen/Frost’s external market for business and executive talent. Accordingly, the Committee uses both of these sources when comparing Cullen/Frost’s executive target aggregate compensation to the external market. The Committee does not utilize any stated

weighting of external market data relative to other factors to determine compensation levels of the Named Executive Officers. Instead, the Committee, in consultation with Meridian evaluates the market data, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

Relation of Pay Practices to Risk Management

Key elements of Cullen/Frost’s mission are to build long-term relationships based on safe, sound assets. In support of its mission, our Company has long adhered to compensation policies and practices, described below, that are designed to support strong risk management.

•

We pay base salaries to our employees that are competitive and that represent a significant portion of their compensation and, therefore, do not encourage excessive risk taking to increase compensation. We believe that our Company generally pays a greater share of total compensation to our employees in base salary than do our competitors which we believe is an effective risk management tool.

•

Cash annual incentive compensation, which represents a small percentage of the Company’s total revenue, is awarded to many employees within Cullen/Frost to encourage excellence in delivering value to our customers and sustained superior financial performance to our shareholders.

•

As our Company is dedicated to relationship banking, incentives for business line employees typically emphasize such factors as the level of client contact and success in meeting clients’ overall needs, as well as production volume.

•

Our employees as a group, through long-term equity-based awards and investment in Company stock under the 401(k) Plan (described below) for employees of Cullen/Frost, are significant holders of Cullen/Frost stock.

Based on the points above, the Committee therefore does not believe that our compensation policies and practices encourage taking excessive or unnecessary risk. The Committee, together with our Chief Human Resources Officer and Chief Risk Officer, regularly reviews all plans identified as potentially creating risk, regardless of magnitude, particularly with respect to executive officers. Based on the structure of our Company’s longstanding compensation policies and practices, the Committee believes that those compensation policies and practices are not reasonably likely to have a material adverse effect on Cullen/Frost.

Elements of Compensation: the 2019 Compensation Program Detail and Key 2020 Actions

Elements of Compensation

To ensure achievement of our executive compensation program objectives, compensation is provided to the Named Executive Officers in the following elements:

Compensation Element	Purpose
Base Pay	Base Pay is an important element of executive compensation because it provides executives with a base level of monthly income.

Internal and external equity, performance, experience, and other factors are considered when establishing base salary. The Committee does not assign a specific weighting to these factors when making compensation decisions.

Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

Compensation Element	Purpose

Annual Incentive Compensation	Annual incentive compensation is provided to Named Executive Officers to recognize achievement of annual financial targets and is paid in accordance with the quantitative and qualitative terms of the Bonus Plan for the Chief Executive Officer and the Executive Management Bonus Plan, which covers the other Named Executive Officers.

This award is paid in the form of a cash incentive payment.

Long-Term Incentive Pay	Long-term incentives in the form of equity-based awards are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance stock ownership opportunities, and increase shareholder value, in each case, over the longer term.

Our long-term incentive awards provide for a 3-year performance period for performance share units and a 4-year vesting period for time-based restricted stock units.

Benefits and Perquisites	Cullen/Frost provides an employee benefits package, including retirement, along with health and welfare benefits, to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers.
Limited perquisites are provided in an effort to remain competitive and to provide certain conveniences that we believe are reasonable. We do not pay tax gross-ups on perquisites.

Agreements with Executive Officers	We do not provide severance benefits to our executive officers other than in the event of a qualifying termination following a change-in-control.

We have entered into change-in-control agreements with certain executive officers, including our Named Executive Officers, to encourage executives to remain engaged through any pending change-in-control.

We do not provide for golden parachute tax gross-ups.

2019 Compensation Program Detail

Base Pay.    Base salary levels for our Named Executive Officers are listed in the chart below and are also shown in the Summary Compensation Table. During its Fall 2019 meeting, the Committee approved 2020 base pay increases for the Named Executive Officers. The increases were based on external market data provided by Meridian, internal equity, any change in responsibility, and each individual’s performance. The base pay increases approved by the Committee are as follows:

Named Executive Officer	2019 Base Salary	2020 Base Salary	% Change
Phillip D. Green	$1,010,000	$1,030,000	2.0%

Jerry Salinas	575,000	587,000	2.1%

Paul H. Bracher	585,000	595,000	1.7%

Patrick B. Frost	555,000	565,000	1.8%

William L. Perotti	555,000	565,000	1.8%

The base pay increases approved by the Committee for the Named Executive Officers became effective January 1, 2020 and approximated an average of 1.9% of existing base pay.

Annual Incentive Pay.    Annual incentive pay for our Named Executive Officers is paid under two different plans.

2019 Annual Incentives for the Chief Executive Officer and Chairman; 2020 Action.    For 2019, the Committee approved Mr. Green’s annual incentive target to remain at 110% of his base salary. To determine Mr. Green’s 2019 annual incentive payment amount, the Committee took into account our 2019 net income as compared to budgeted expectations and exercised discretion based on Mr. Green’s 2019 performance under the following qualitative measures approved by the Committee:

Performance Measures	Description
Operating Results	Provides direction to ensure that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Cullen/Frost, setting a philosophy—based on the corporate culture—that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning	Establishes clear objectives and develops strategic policies to ensure growth in Cullen/Frost’s core business and expansion through appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development	Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its shareholders.

External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations	Works closely with the Board to keep them fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

The Board ratifies the annual incentive payment amount determined and certified by the Committee for Mr. Green.

Cullen/Frost’s net income budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic, regulatory and interest rate environments are considered as well as market expectations. The budget must be ratified by the Board. For 2019, the Company’s budgeted level for net income was $456 million. Actual performance for 2019 fell slightly below this level, as the Company realized actual net income of approximately $436 million.

In light of these factors, and taking into account the qualitative measures shown above, the Committee, in its discretion, elected to pay an annual incentive to Mr. Green at 10% below target or $999,900. This was ratified by the Board on January 29, 2020, and is shown in the Summary Compensation Table.

At its October 2019 meeting, the Committee reviewed the competitiveness of Mr. Green’s annual incentive target. The target level appeared to be generally consistent with prevailing target levels in the external market. Therefore, the Committee chose to maintain a 110% annual target incentive for Mr. Green for 2020.

2019 Annual Incentives for the Other Named Executives; 2020 Action.    The remaining Named Executive Officers participate in the Executive Management Bonus Plan. Annually, an incentive pool is generated based on the financial performance of Cullen/Frost versus the budgeted expectations for the year. The incentive pool is funded at target if Cullen/Frost’s financial performance meets our budgeted net income goal and is funded below target if Cullen/Frost’s financial performance falls below budget. A minimum percentage of budgeted net income must be achieved before the annual incentive pool is funded, and no incentive payments are made unless Cullen/Frost attains this minimum threshold. The incentive pool may be funded above target if Cullen/Frost achieves financial performance above budget. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary earnings for the year. There is not a stated cap on this plan. However, over the past decade, the most paid to any Named Executive Officer was 15% above the executive’s pre-established annual incentive target for the applicable year.

For 2019, Cullen/Frost continued to observe the following individual targets as a percentage of 2019 base salary for the Named Executive Officers in the Executive Management Bonus Plan:

Named Executive Officer	Incentive Target
Jerry Salinas	75%

Paul H. Bracher	75%

Patrick B. Frost	75%

William L. Perotti	75%

The individual targets are not formula driven and no specific weighting is targeted for annual incentive pay as a percentage of total compensation. For each of the Named Executive Officers in the Executive Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and are approved by the Committee. The incentive targets are based on external market data provided by Meridian, internal equity considerations, and strategic objectives for corporate performance. The individual targets for the next year are reviewed annually at the Fall meeting of the Committee and adjusted as deemed appropriate.

Payment amounts for the Named Executive Officers, with the exception of the Chief Executive Officer, are made based on recommendations of the Chief Executive Officer and approval of the Committee. Annual incentive amounts in excess of, or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding annual incentive payments for the other Named Executive Officers, the Chief Executive Officer discusses these issues with Meridian. The Committee has the discretion to approve, disapprove or adjust the Chief Executive Officer’s recommendations.

The primary criterion for annual incentive payments for the Named Executive Officers (other than the Chief Executive Officer) is the measurement of actual net income vs. budgeted net income for Cullen/Frost.

As previously stated, Cullen/Frost’s actual 2019 net income performance fell slightly below our budgeted net income goal for 2019, a shortfall of approximately 4.5%. As a result of, the Chief Executive Officer recommended to the Committee that annual incentive payments be paid to Mr. Salinas, Mr. Bracher, Mr. Frost and Mr. Perotti at 10% below target for 2019. The Committee approved this recommendation. The 2019 annual incentives were paid in February of 2020 and are shown in the Summary Compensation Table.

In October 2019, the Committee reviewed the competitiveness of each Named Executive Officer’s incentive target level and determined that they were generally in line with the 50th percentile of the external market for their positions based on the information provided by Meridian. The Committee elected to maintain the same target levels for the Named Executive Officers in 2020 as they had in 2019. As previously stated, the target represents a percentage of base salary earnings.

Long-Term Incentive Pay.    Cullen/Frost maintains the 2015 Omnibus Incentive Plan which was approved by shareholders and authorizes the granting of the following types of awards for executives:

•	Stock Options;

•	Stock Appreciation Rights;

•	Restricted Stock and Restricted Stock Units;

•	Performance Unit and Performance Share Awards;

•	Cash-Based Awards; and

•	Other Stock-Based Awards.

As shown in the Grants of Plan Based Awards Table below and in recent years, long-term incentives are awarded to the Named Executive Officers in the form of performance share units and restricted stock units. The size of the long-term incentive grant is determined by the Committee, taking into account a variety of factors including the value of prior year grants when made, external market data, internal equity considerations, individual and company performance, overall share usage, shareholder dilution and cost. It is the Committee’s current practice to award long-term incentives in a combined package of approximately half performance share units and half restricted stock units, based on the estimated economic value of awards on the date of grant. The weighting between performance share units and restricted stock units allows Cullen/Frost to strike a balance between performance and retention and minimizes the impact to shareholder dilution.

Performance Share Units.    Performance share units are utilized to align management and shareholder interests and to reward executives with shareholder value creation. In 2019, performance share units were granted based on a market price of $94.02, the closing price of a share of the Company stock on the date of grant, October 29, 2019. The grant includes a three-year performance period beginning January 1, 2020 and ending December 31, 2022. The performance metric is Return on Assets relative to the Peer Group as previously listed. Award vesting is as follows:

Return on Assets Performance Level Achieved Relative to Peer Group	Award Payout Percentage
<25th Percentile	0% of Target
25th Percentile	50% of Target
50th Percentile	100% of Target
75th Percentile or greater	150% of Target

The vesting of the performance share units is subject to Committee certification and the exercise of downward discretion. Achievement between the 25th and 75th percentiles listed above will be determined based on straight-line interpolation as determined by the Committee in its discretion. The performance metric and vesting schedule were structured to align executives with long-term shareholder value creation, to be competitive, to enhance our retention efforts and to minimize shareholder dilution.

The performance share units granted to the Named Executive Officers on October 25, 2016 were based on a three-year performance period that began on January 1, 2017 and ended on December 31, 2019 with vesting opportunities ranging from a minimum of 0% to a maximum of 150% of target. The performance criteria established by the Committee to determine the vesting of the performance share units was based on the Company’s Return on Average Assets relative to the peer group. The Committee reviewed the final ranking of the Return on Average Assets of each member of the peer group along with the Company’s Return on Average Assets at a special meeting called for that purpose on March 4, 2020. The Company achieved a 71.4 percentile ranking therefore resulting in a payout to the Named Executive Officers of 142.8% of target.

Restricted Stock Units.    Restricted stock units are granted to create an immediate link to shareholder interests, enhance ownership opportunities and maintain a stable executive team. The awards granted in 2019 generally vest 100% four years from the date of the grant. This vesting schedule is both competitive and consistent with our traditional practice and encourages long-term value creation.

While the Committee believes a significant portion of Named Executive Officers’ total compensation should be linked to Cullen/Frost’s stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

During its October 2019 meeting, the Committee reviewed the competitiveness of the long-term incentive program for the Named Executive Officers. External market data was provided by Meridian. In reviewing peer data, the Committee observed that the long-term incentive opportunities for Cullen/Frost’s Named Executive Officers were generally competitive but in some instances at the lower end of the competitive range relative to the external market data.

The Committee primarily considered these external factors, along with internal factors such as equity, performance, share usage, dilution, and cost to determine the 2019 long-term incentive grants.

In its review, the Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total compensation package overall. In 2019, the Committee took into account the change in the market value of Company stock as compared to the prior year, along with the Committee’s desire to maintain competitive posture as it relates to award value, and, in its discretion, awarded long-term incentives to the Named Executive Officers. In some instances, the grant was of similar economic value to the prior year, in others, the grant was somewhat higher than the prior year’s grant in order to maintain a competitive stance. For long-term incentives granted in 2019, the Committee elected to continue to utilize a mix of half performance share units and half restricted units, based on the estimated economic value of the awards at the time of grant. The awards granted in 2019 are shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

The Committee believes that the Company’s use of performance share units and restricted stock units continues to create a strong alignment of executive team and shareholder interests.

Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at its Fall meeting. While Cullen/Frost maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information, our practice has been to grant long-term incentive awards on the date of the Fall Committee meeting.

Benefits.    Cullen/Frost provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers. The following table provides a brief summary of Cullen/Frost’s retirement benefit programs and those eligible to participate:

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation

401(k) Plan	A tax-qualified retirement plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests. The 401(k) Plan includes a profit sharing component that is also tax-qualified.	✓	✓

Thrift Incentive Plan	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Retirement Plan(1)	A tax-qualified pension plan to provide for the welfare and future financial security of the employee.	✓	✓

Retirement Restoration Plan(1)	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

(1)	The Retirement Plan and the Retirement Restoration Plan were frozen to new participants and for purposes of benefit accrual for existing participants on December 31, 2001.

For a detailed description of the above-referenced benefit plans, see the narrative following the 2019 Pension Benefits Table. See the All Other Compensation Table for detail on benefits received by the Named Executive Officers.

Perquisites.    Cullen/Frost uses perquisites for Named Executive Officers to provide a competitive offering and to provide certain conveniences that we believe are reasonable. We do not pay tax reimbursements on perquisites. The aggregate perquisite value received by each Named Executive Officer is shown in the All Other Compensation Table. Below is a brief summary of the perquisites provided and the rationale for their use:

Physical Examinations.    In order to ensure the continued health of our executive team, the Named Executive Officers were given the opportunity to undergo a thorough physical examination with the physician of their choice with the cost to be underwritten by Cullen/Frost subject to a cap.

Personal Financial Planning Services.    To ensure the continued financial stability of our executive team, and to help maximize the amount executives realize from our compensation programs, the Named Executive Officers were given the opportunity to engage a financial advisor of their choice to provide personal financial planning services with the cost to be underwritten by Cullen/Frost subject to a cap.

Home Security Services.    To ensure the safety of our executive team, home security services are provided in certain instances.

Club Memberships.    Club memberships are provided to all the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.

Use of Jet Aircraft.    Through a provider in the fractional aircraft industry, Cullen/Frost has acquired use of jet aircraft hours. Use of these aircraft hours is provided to the Named Executive Officers in connection with their extensive business travel requirements. This service is afforded to the Named Executive Officers to reduce travel time and related disruptions and to provide additional security, thereby increasing their availability, efficiency, and productivity. Mr. Green has been authorized to use a portion of the aircraft hours for non-business purposes, which should generally not exceed ten percent of the available days annually. Mr. Green did use the jet aircraft hours for non-business purposes during 2019. His usage was well below the allotment for personal usage, and was taxed as imputed income. Additionally, both Mr. Green and Mr. Salinas, did incur imputed income in connection with family members accompanying them on business related travel. Imputed income rates are determined using the Standard Industry Fare Level (SIFL).

Life Insurance.    Group life insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year, not to exceed $2,000,000. See the All Other Compensation Table for more detail.

Agreements with Named Executive Officers

Change in Control Agreements.    Cullen/Frost has change-in-control agreements with each of its Named Executive Officers as well as certain other key employees of the Company. The primary intent of these agreements is to:

•	help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•	help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•	provide compensation and benefit protection following a change in control that is comparable to the protections available from competing employers.

Under the agreements, Mr. Green and Mr. Frost could receive severance payments of three times base salary and target annual incentive compensation plus a prorated annual incentive payment for the year of termination, and Mr. Salinas, Mr. Bracher and Mr. Perotti could receive severance payments of two times base salary and target annual incentive compensation plus a prorated annual incentive payment for the year of termination, if within two years following a “Change in Control” their employment was terminated by Cullen/Frost, for reasons other than Cause, death, disability or retirement. “Cause” is generally defined in the agreements as an executive’s (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to Cullen/Frost; or (3) conviction of a felony. The Committee established the change-in-control benefits at their current level to be competitive and to provide executives with a level of pay and benefits comparable to what they had immediately prior to a change in control.

“Change in Control’’ is generally considered in the agreements to be:

•	an acquisition of beneficial ownership of 20% or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association, or other person;

•	certain changes in the composition of a majority of the Board; or

•	certain other events involving a merger or consolidation of Cullen/Frost or a sale of substantially all of its assets.

Further, the change-in-control agreements provide that the Named Executive Officers would receive the severance payments described above if they terminate their employment for Good Reason within two years following a change-in-control. “Good Reason” is generally considered in the agreements as one or more of the following:

•	a significant change or reduction in the executive’s responsibilities;

•	an involuntary transfer of the executive to a location that is 50 miles farther than the distance between the executive’s current residence and Cullen/Frost’s headquarters;

•	a significant reduction in the executive’s current compensation;

•	the failure of any successor to Cullen/Frost to assume the executive’s change-in-control agreement; or

•	any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.

The change-in-control agreements also provide for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years for Mr. Green and Mr. Frost, and two years for the remaining Named Executive Officers following termination of employment without Cause or for Good Reason. The agreements do not provide for any tax gross-up payments. Instead, the agreements contain a “net-better” cutback provision, meaning that an executive’s severance and other change-in-control benefits would be cut back to the level that eliminates the excise taxes due to excess parachute payments if such a cutback would put the executive in a better after-tax position than receiving the severance and other change-in-control benefits and paying the corresponding excise tax.

Under the change-in-control agreements, if the executive becomes entitled to the severance benefits described above, all stock options that did not otherwise vest in conjunction with the change in control would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted shares and restricted stock units. Additionally, the performance metric on any outstanding performance share units would be determined to have been earned as of the change-in-control date but the award itself would continue to be subject to the time-based vesting for the remainder of the performance period. The exception to this schedule would be if the Named Executive Officer were terminated without Cause within two years following the change-in-control and then the award would become fully vested as of that date if earlier than the original close of the time-based vesting period. The 2015 Omnibus Incentive Plan that was approved by our shareholders in 2015 provides for “double-trigger” vesting of equity-based awards on a change-in-control, thereby eliminating the immediate “single-trigger” vesting of stock options and lapsing of restrictions of restricted shares/units upon a change-in-control that was a provision of our prior equity plan.

Under the change-in-control agreements, a change in control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.

The Committee believes that the change-in-control agreements are consistent with our objective to remain competitive, as compared to the external marketplace, with our executive compensation program. The change-in-control agreements do not affect decisions to be made regarding other elements of compensation and with the change to double-trigger equity vesting under these agreements in 2015, we believe we have strengthened our commitment to our originally stated objectives.

For detailed estimated payments upon a qualifying termination following a change in control, please see the Change-in-Control Payments Table.

Cullen/Frost does not maintain any other severance policies or employment contracts in place for its Named Executive Officers.

Other Policies

Stock Ownership Guidelines

The Committee maintains Stock Ownership Guidelines for Executive Officers and Directors. The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Three times Base Salary
Outside Directors	Five times Annual Cash Retainer

For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Unvested restricted stock and unvested restricted stock units;

•	Deferred stock units; and

•	Shares owned through Company retirement plans.

Any new participants are given five years from the date they become an eligible participant to reach the guideline.

Participants’ actual ownership levels are compared to the stated guidelines by the Chairman of the Board and reviewed by the Committee annually. All Named Executive Officers have satisfied the guidelines.

Anti-Hedging Policy

The Committee maintains an Anti-Hedging Policy for Directors and Executives. The policy states that it is inappropriate for any Executive Officer or Director to enter into any financial transaction that reduces the monetary risk associated with owning Cullen/Frost stock.

Policy on Recovery of Awards

Cullen/Frost currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement of Cullen/Frost’s financial statements, we would recover any awards as required by applicable law.

Conclusion

The Committee strongly believes that our 2019 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.

2019 Compensation

2019 Summary Compensation Table

The Table below gives information on compensation for the Named Executive Officers for 2019:

2019 Summary Compensation Table

Name and Principal Position(1)	Year	Salary	Stock Awards(1)	Non Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Phillip D. Green	2019	1,010,000	2,250,038	999,900	292,825	210,469	4,763,232
Chairman of the Board and CEO of Cullen/Frost, Chairman of the Board and CEO of Frost Bank, a Cullen/Frost subsidiary	2018	990,000	2,137,244	1,252,350	—	238,050	4,617,644
	2017	975,000	1,700,037	1,121,250	158,827	233,712	4,188,826

Jerry Salinas	2019	575,000	484,950	388,125	110,207	90,193	1,648,475
Group Executive Vice President and Chief Financial Officer of Cullen/Frost, Group Executive Vice President and Chief Financial Officer of Frost Bank, a Cullen/Frost subsidiary	2018	560,000	482,182	483,000	—	83,042	1,608,224
	2017	535,000	449,952	461,438	62,553	66,234	1,575,177

Paul H. Bracher	2019	585,000	489,975	394,875	178,097	96,350	1,744,297
President of Cullen/Frost, Group Executive Vice President and Chief Banking Officer of Frost Bank, a Cullen/Frost subsidiary	2018	565,000	487,088	487,313	—	89,700	1,629,101
	2017	545,000	449,952	470,063	103,745	77,072	1,645,832

Patrick B. Frost	2019	555,000	359,923	374,625	230,893	106,400	1,626,841
Group Executive Vice President and President of Frost Bank, a Cullen/Frost subsidiary	2018	545,000	347,984	470,063	—	100,661	1,463,708
	2017	535,000	324,980	461,438	127,659	78,912	1,527,989

William L. Perotti	2019	555,000	359,923	374,625	185,941	92,139	1,567,628
Group Executive Vice President and Chief Risk Officer of Frost Bank, a Cullen/Frost subsidiary	2018	545,000	347,984	470,063	—	86,981	1,450,028
	2017	535,000	324,980	461,438	106,585	75,202	1,503,205

(1)

Amounts shown in the Stock Awards column represent the FASB ASC Topic 718 grant date fair value of performance share units and restricted stock units granted during 2019. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards. Amounts shown in the Stock Awards column for 2018 and 2017 similarly represent the grant date fair value of performance share units and restricted stock units granted during those years. See the relevant notes to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the years ended December 31, 2018 and 2017, respectively, for a discussion of the associated assumptions used in the valuation of stock-based compensation awards for those years.

(2)

Amounts shown represent payments under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Green) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers).

(3)

Amounts shown represent the combined change in actuarial present value for both the Retirement Plan and the accompanying Retirement Restoration Plan, both of which were frozen on December 31, 2001. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the associated assumptions used in the valuation of these benefits. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(4)	This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

2019 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(1)	Thrift Plan Match(2)	Group Term Life	401-K Match	Profit Sharing Contribution(3)	Total
Phillip D. Green	2019	42,325	43,800	1,981	16,800	105,563	210,469
	2018	84,867	42,900	2,280	16,500	91,503	238,050
	2017	114,132	42,300	2,280	16,200	58,800	233,712
Jerry Salinas	2019	3,816	17,700	798	16,800	51,079	90,193
	2018	3,136	17,100	798	16,500	45,508	83,042
	2017	3,335	15,900	798	16,200	30,001	66,234
Paul H. Bracher	2019	8,699	18,300	798	16,800	51,753	96,350
	2018	7,874	17,400	798	16,500	47,128	89,700
	2017	7,699	16,500	798	16,200	35,875	77,072
Patrick B. Frost	2019	20,498	16,500	2,280	16,800	50,322	106,400
	2018	19,431	16,200	2,280	16,500	46,250	100,661
	2017	10,044	15,900	2,280	16,200	34,488	78,912
William L. Perotti	2019	7,719	16,500	798	16,800	50,322	92,139
	2018	7,233	16,200	798	16,500	46,250	86,981
	2017	6,929	15,900	798	16,200	35,375	75,202

(1)	Amounts shown include the following perquisites, as applicable:

•	Personal Financial Planning Services;

•	Physical Examinations;

•	Home Security Services;

•	Club Memberships; and

•	Personal Aircraft Usage.

Imputed Income rates associated with aircraft usage are determined using the Standard Industry Fare Level.

(2)	Cullen/Frost contributions to the Thrift Incentive Plan.

(3)

Amounts shown include contributions to both the Profit Sharing Plan and the Profit Sharing Restoration Plan. Contributions for 2019 to the Profit Sharing Plan and the Profit Sharing Restoration Plan were made on March 13, 2019 and were based on 2018 earnings.

2019 Grants of Plan-Based Awards

The following table provides information concerning non-equity awards for 2019 paid in February 2020 under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Green) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers) and each grant of an equity award made to a Named Executive Officer in 2019 under the Cullen/Frost Bankers, Inc. 2015 Omnibus Incentive Plan:

2019 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of All Other Stock Awards	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum	Threshold Shares	Target Shares	Maximum Shares
Phillip D. Green	10/29/19		1,111,000		6,561	13,121	19,682	11,966	1,125,043	2,250,038
Jerry Salinas	10/29/19		431,250		1,414	2,828	4,242	2,579	242,478	484,950
Paul H. Bracher	10/29/19		438,750		1,429	2,857	4,286	2,606	245,016	489,975
Patrick B. Frost	10/29/19		416,250		1,050	2,099	3,149	1,914	179,954	359,923
William L. Perotti	10/29/19		416,250		1,050	2,099	3,149	1,914	179,954	359,923

(1)	Amounts shown represent the target annual bonus for 2019.

(2)

Amounts shown represent the grant date fair value of the performance share units granted on October 29, 2019, which carry a three-year performance period beginning January 1, 2020 and ending December 31, 2022. Performance share unit awards will be adjusted based on performance and paid as soon as practicable after the conclusion of the performance period. At the time awards are paid, the Named Executive Officer will be eligible to receive a Dividend Equivalent Payment in an amount equal to the dividends that would have been paid during the Performance Period but only to the extent the underlying Award vests.

(3)

Amounts shown represent the grant date fair value of restricted stock unit awards granted on October 29, 2019, which fully vest on the fourth anniversary of their grant date. The grant date fair value was $94.02 per share of restricted stock unit, which was the closing price of Cullen/Frost’s stock on the date of grant. Dividend equivalent payments are paid on awards of restricted stock units at the same rate as dividends paid to shareholders generally, which was $0.67 per share in the first quarter of 2019 and $0.71 per share in the second, third and fourth quarters of 2019.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth outstanding equity awards held by each of our Named Executive Officers as of December 31, 2019:

Outstanding Equity Awards at Fiscal Year-End 2019

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Options Exercisable	Option Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Award Vesting Date
Phillip D. Green	10/26/10	14,210	52.46	10/26/20
	10/25/11	18,580	48.00	10/25/21
	10/23/12	15,900	54.56	10/23/22
	10/29/13	12,260	71.39	10/29/23
	10/28/14	14,910	78.92	10/28/24
	10/27/15	69,010	65.11	10/27/25
	10/25/16				11,510	1,125,448			10/25/20
	10/24/17				8,595	840,419	9,212	900,749	10/24/21
	10/23/18				11,338	1,108,630	12,185	1,191,449	10/23/22
	10/29/19				11,966	1,170,035	13,121	1,282,971	10/29/23

					43,409	4,244,532	34,518	3,375,170
Jerry Salinas	10/26/10	12,000	52.46	10/26/20
	10/25/11	12,000	48.00	10/25/21
	10/23/12	12,000	54.56	10/23/22
	10/29/13	9,240	71.39	10/29/23
	10/28/14	12,000	78.92	10/28/24
	10/27/15	15,340	65.11	10/27/25
	10/25/16				2,630	257,161			10/25/20
	10/24/17				2,275	222,450	2,438	238,388	10/24/21
	10/23/18				2,558	250,121	2,749	268,797	10/23/22
	10/29/19				2,579	252,175	2,828	276,522	10/29/23

					10,042	981,907	8,015	783,707
Paul H. Bracher	10/25/11	12,250	48.00	10/25/21
	10/23/12	10,490	54.56	10/23/22
	10/29/13	8,080	71.39	10/29/23
	10/28/14	9,820	78.92	10/28/24
	10/27/15	11,500	65.11	10/27/25
	10/25/16				2,140	209,249			10/25/20
	10/24/17				2,275	222,450	2,438	238,388	10/24/21
	10/23/18				2,584	252,664	2,777	271,535	10/23/22
	10/29/19				2,606	254,815	2,857	279,357	10/29/23

					9,605	939,177	8,072	789,280
Patrick B. Frost	10/26/10	9,360	$52.46	10/26/20
	10/25/11	12,250	48.00	10/25/21
	10/23/12	10,490	54.56	10/23/22
	10/29/13	8,080	71.39	10/29/23
	10/28/14	9,820	78.92	10/28/24
	10/27/15	11,500	65.11	10/27/25
	10/25/16				1,970	192,627			10/25/20
	10/24/17				1,643	160,653	1,761	172,191	10/24/21
	10/23/18				1,846	180,502	1,984	193,996	10/23/22
	10/29/19				1,914	187,151	2,099	205,240	10/29/23

					7,373	720,932	5,844	571,426
William L. Perotti	10/26/10	9,360	52.46	10/26/20
	10/25/11	12,250	48.00	10/25/21
	10/23/12	10,490	54.56	10/23/22
	10/29/13	8,080	71.39	10/29/23
	10/28/14	9,820	78.92	10/28/24
	10/27/15	11,500	65.11	10/27/25
	10/25/16				1,970	192,627			10/25/20
	10/24/17				1,643	160,653	1,761	172,191	10/24/21
	10/23/18				1,846	180,502	1,984	193,996	10/23/22
	10/29/19				1,914	187,151	2,099	205,240	10/29/23

					7,373	720,932	5,844	571,426

(1)

All restricted stock units fully vest on the fourth anniversary of their grant date. As discussed previously, all Named Executive Officers were awarded restricted stock units in 2019. In the case of the restricted stock units, should the Named Executive Officer retire at or above the age of 65, the units will continue to vest following retirement.

(2)	Market value of Stock Awards shown above are valued at $97.78 per share, the closing price of CFR stock on December 31, 2019.

2019 Option Exercises and Stock Vested

The following table sets forth the value realized by each of our Named Executive Officers as a result of the exercise of options and the vesting of stock awards/units in 2019:

Option Exercises and Stock Vested Table 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Phillip D. Green	14,210	$728,534	13,850	$1,285,834
Jerry Salinas	12,000	604,042	3,080	285,947
Paul H. Bracher	9,360	352,350	2,310	214,460
Patrick B. Frost	9,360	408,313	2,310	214,460
William L. Perotti	9,360	315,713	2,310	214,460

The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

2019 Post-Employment Benefits

Pension Benefits

The following table details the defined benefit pension plans in which each of our Named Executive Officers participated in 2019:

Pension Benefits Table 2019

Name	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefits(3)	Payments During Last Fiscal Year(5)
Phillip D. Green	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	21.4167	$814,963	$15,025
Jerry Salinas		15.7500	525,021	—
Paul H. Bracher		20.3334	713,884	—
Patrick B. Frost		17.4167	546,363	—
William L. Perotti		20.3334	694,999	—

Phillip D. Green	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	21.4167	1,113,280	20,525
Jerry Salinas		15.7500	110,680	—
Paul H. Bracher		20.3334	416,387	—
Patrick B. Frost		17.4167	656,396	—
William L. Perotti		20.3334	417,920	—

(1)	The Retirement Plan was frozen for new participants and benefit accrual for existing participants on December 31, 2001.

(2)

Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer is also as of that date. At the time these plans were frozen, Cullen/Frost adopted the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

(3)

See Note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

(4)

Under the terms of the Retirement Plan and the Retirement Restoration Plan, all of the Named Executive Officers are eligible for early retirement. Eligibility for early retirement is defined as age 55 or older with five years of service.

(5)

During 2019, Mr. Green attained the age of 65 thereby becoming eligible to commence an in-service benefit under both the Retirement Plan and the Restoration of Retirement Income Plan. Mr. Green elected to begin receiving his in-service benefit and to use those funds to serve as a force for good for both our employees and the communities we serve. Mr. Green is using the benefit in its entirety to fund a Donor Advised Fund through a third party administrator. The purpose of the fund is to allow employees of the company to play an active role in showing generosity to local charities operating in the communities we serve. Employees will be given the opportunity to participate in determining which charities are to be recipients of the donated funds. Mr. Green does not participate in the process to determine recipients of the donated funds.

401(k) Plan

Cullen/Frost maintains a 401(k) plan that permits each participant to make before- or after-tax contributions in an amount not less than 2% of eligible compensation and not exceeding 50% of eligible compensation and subject to dollar limits from IRS rules. Cullen/Frost matches 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 90 days of service in order to enroll and vest in Cullen/Frost’s matching contributions immediately. Cullen/Frost’s matching contribution is initially invested in Cullen/Frost Common Stock. However, employees may immediately reallocate Cullen/Frost’s matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) plan.

Included in the 401(k) is a profit sharing component that covers all employees including the Named Executive Officers. All contributions to this component of plan are made at the discretion of the Board of Directors. Contributions are allocated to eligible participants uniformly, based upon compensation, age and other factors. Historically, contributions, subject to IRS limits, have approximated 2% of eligible salaries, which is generally defined as base salary plus cash incentives plus additional percentage adjustments for certain age levels. Participants in this profit sharing component of the plan self-direct the investment of allocated contributions by choosing from a menu of investment options. Contributions are subject to withdrawal restrictions and are vested after three years of service. No distributions were made during 2019 to any of the Named Executive Officers.

Profit Sharing Restoration Plan

Cullen/Frost maintains a separate nonqualified profit sharing plan for certain employees, including the Named Executive Officers, whose participation in the tax-qualified profit sharing component of the 401(k) Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the profit sharing component of the 401(k) Plan but for eligible compensation dollars earned in excess of IRS limits. Distributions under this plan are made at the same time and in the same form as under the profit sharing component of the 401(k) Plan. No distributions were made during 2019 from the Profit Sharing Restoration Plan to any of the Named Executive Officers.

Retirement Plan

The tax-qualified Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula-driven percentage of an eligible employee’s final average compensation, based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service as of that date. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first.

Retirement Restoration Plan

The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those employees, including the Named Executive Officers whose participation in the Retirement Plan is limited by IRS rules.

Thrift Incentive Plan

Cullen/Frost maintains a nonqualified thrift incentive stock purchase plan (the “Thrift Incentive Plan”) for certain employees, including the Named Executive Officers, whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. Cullen/Frost uses a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. The value of amounts allocated to a participant is distributed to such participant at the end of each calendar year in the form of common stock.

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis section of this proxy statement, under the existing change-in-control agreements, each Named Executive Officer could receive severance payments representing a multiple of base salary and target annual incentive plus a prorated annual incentive payment for the year of termination if his position were terminated by Cullen/Frost without “Cause” or by the Named Executive Officer for “Good Reason” within two years following a change in control. Multiples are shown below:

Phillip D. Green	Three Times
Jerry Salinas	Two Times
Paul H. Bracher	Two Times
Patrick B. Frost	Three Times
William L. Perotti	Two Times

The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for either two or three years as discussed in the Compensation Discussion and Analysis. Where applicable, any potential payments under the change-in-control agreements would be made in compliance with Section 409A of the Internal Revenue Code, which may require certain payments made on separation of service to be deferred for six months. The agreements do not provide for a tax gross-up payment. Instead, the agreements include a “net-better” benefit as previously discussed. Mr. Green and Mr. Salinas would have triggered an excise tax under the scenario modeled in the Change in Control table as of December 31, 2019. However, under the “net-better” provision, neither Mr. Green nor Mr. Frost would have his benefits under the plan cut back. Please see the Change in Control table following this discussion.

There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock/restricted stock unit awards will not accelerate upon termination of employment other than in certain circumstances following retirement of the Named Executive Officer after attaining the age of 65 (i.e. retirement-eligibility).

Under the terms of the Company’s 2005 Omnibus Incentive Plan, as amended and restated, equity-based awards generally vest upon the occurrence of a change in control. As previously discussed, the 2015 Omnibus Plan approved in April 2015, includes a provision for “double-trigger” vesting for equity awards in a change in control. Accordingly, as of December 31, 2019, all unvested outstanding equity-based awards held by our Named Executive Officers are subject to double-trigger change in control vesting.

For calculation purposes, the change in control and termination of employment are assumed to have occurred on December 31, 2019, the last business day of the year. The closing price of the stock on December 31, 2019, $97.78, was used to calculate the value of the unvested stock option spread and the value of the unvested restricted stock awards and unvested restricted stock units.

In the event of retirement of a Named Executive Officer, potential payments would consist of:

•	Restricted stock units that would vest on the sooner of their original schedule of four years from grant date or three years from date of retirement;

•	Performance share units that would continue to vest on their original schedule;

•	Any retirement benefits commenced by the Named Executive Officer under the:

a.	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

b.	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

c.	Profit Sharing Plan; and

d.	Profit Sharing Restoration Plan.

For more detail concerning these potential payments at the time of retirement, see the 2019 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at Fiscal Year-End Table, the Pension Benefits Table and the 2019 Post-Employment Benefits discussion above.

Change in Control Qualifying Termination Payments(5)

Name	Cash Severance(1)	Equity(2)	Perquisites/ Benefits(3)	Forfeiture Under Net-Better Benefit(4)	Total
Phillip D. Green	$7,408,000	$7,791,202	$32,653	$—	$15,231,855
Jerry Salinas	2,421,250	1,806,494	29,178	—	4,256,922
Paul H. Bracher	2,456,250	1,765,677	14,872	—	4,236,799
Patrick B. Frost	3,307,500	1,322,419	33,549	—	4,663,468
William L. Perotti	2,343,750	1,322,419	22,951	—	3,689,120

(1)

The amounts shown above as cash severance for the Named Executive Officers represent severance equal to the base salary and target annual incentive multiplied by three plus the prorated target annual incentive for Mr. Green and Mr. Frost. The cash severance shown for the remaining Named Executive Officers represents the base salary and target annual incentive multiplied by two plus the prorated target annual incentive, in each case, on a without Cause or for Good Reason termination (as described above).

(2)

The amounts shown above represent the value of all unvested restricted stock, restricted stock units and performance share units as of December 31, 2019 using the closing market price on December 31, 2019 of $97.78. In addition, the figures shown include accelerated dividends on the underlying performance share units at target performance levels.

(3)

The amounts shown above represent the value of three years’ health and welfare benefits for Mr. Green and Mr. Frost and two years’ health and welfare benefits for Mr. Bracher, Mr. Perotti and Mr. Salinas.

(4)

Based on the assumptions described above, the payments and benefits that would have been payable to the Named Executive Officers under the change-in-control agreements or other plans would have exceeded the safe harbor limit for payments contingent on a change in control set forth in Internal Revenue Code Section 280G for Mr. Green and Mr. Salinas. As a result, the payments and benefits described above would have been subject to an excise tax under Internal Revenue Code Section 4999 for both men. However, under the “net-better” provision, neither Mr. Green nor Mr. Salinas would have forfeited any of their payments. No excise tax would have been triggered for the remaining Named Executive Officers.

(5)

As discussed in the preceding narrative, all elements of severance pay and benefits available to the Named Executive Officers under the change-in-control agreements are attributable to “double trigger” arrangements with the exception of equity awards issued prior to 2015, which are subject to “single trigger” vesting on the occurrence of a change in control. As previously discussed, the 2015 Omnibus Plan includes a provision for “double trigger” vesting of equity awards in a change-in-control scenario.

Pay Ratio

As a result of the adopted rules under the Dodd-Frank Act, the SEC requires disclosure of the CEO to median employee pay ratio.

As shown in the Summary Compensation Table, Mr. Green received total annual compensation in 2019 of $4,763,232. Our median employee’s total annual compensation was $56,246. As a result, the ratio of Mr. Green’s compensation to that of our median employee was approximately 84.7:1.

To identify our median employee, we used our entire workforce population as of December 31, 2017 and measured compensation based on IRS reportable wages. As permitted under the SEC rules, we used that same median employee for our 2018 Pay Ratio and now our 2019 Pay Ratio. After identifying our median employee, we calculated 2019 annual total compensation for our median employee using the same methodology that we used to determine our CEO’s 2019 annual total compensation for the Summary Compensation Table.

Executive Stock Ownership

The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the Named Executive Officers and by all Director nominees, and Named Executive Officers of Cullen/Frost as a group:

	Shares Owned(1)
Name	Amount and Nature of Beneficial Ownership(2)		Percent
Phillip D. Green	261,037	(3)	0.42%
Jerry Salinas	111,734	(4)	0.18%
Paul H. Bracher	173,082		0.28%
Patrick B. Frost	1,144,841	(5)	1.83%
William L. Perotti	194,830		0.31%
All Director nominees and executive officers as a group (23 persons).	2,972,060	(6)	4.75%

(1)

Beneficial ownership is stated as March 6, 2020. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The amount beneficially owned includes the following shares of Cullen/Frost Common Stock that the individual had a right to acquire within 60 days upon the exercise of stock options: Mr. Phillip D. Green 144,870; Mr. Jerry Salinas 72,580; Mr. Paul H. Bracher 52,140; Mr. William L. Perotti 61,500; Mr. Patrick B. Frost 52,140; and all Director nominees and executive officers as a group 451,090.

(2)

Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and sole investment power: Mr. Phillip D. Green 44,873; Mr. Jerry Salinas 23,348; Mr. Paul H. Bracher 40,105; Mr. William L. Perotti 41,696; and Mr. Patrick B. Frost 37,539.

(3)	Includes (a) 26,985 shares held by trusts for which Mr. Green is a trustee, and (b) 1,100 shares held by Mr. Green’s wife for which Mr. Green disclaims beneficial ownership.

(4)	Includes 21 shares held by Mr. Salinas’ daughter.

(5)

Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager (Mr. Frost has sole voting power over all such shares, sole investment power over 70,749 of such shares, and shared investment power over 636,744 of such shares), (b) 2,700 shares held by trusts for Mr. Frost’s children of which Mr. Frost is the trustee, (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership, (d) 334,452 shares held by a trust for which Mr. Frost is the co-trustee with his three brothers (Mr. Frost has no voting power over such shares and shared investment power over all such shares), (e) 450 shares held by the estate of Mr. T.C. Frost for which Mr. Frost is the executor, (f) 330 shares held by trusts for Mr. Frost’s children of which Mr. Frost is the trustee (Mr. Frost has sole voting power over such shares but no investment power over such shares), (g) 2,544 shares held by a limited partnership in which Mr. Frost has an interest (Mr. Frost has no voting power over such shares and shared investment power over all such shares), (h) 11,184 shares held by a charitable trust of which Mr. Frost is the co-trustee with one of his brothers (Mr. Frost has shared voting and investment power over all such shares) and (i) 550 shares held by a trust for which Mr. Frost is the trustee.

(6)	In addition to the foregoing, also includes 238,490 shares allocated under the 401(k) Stock Purchase Plan for which the executive officers have both sole voting power and sole investment power

PRINCIPAL SHAREHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 10, 2020, the only persons known by Cullen/Frost to be beneficial owners of more than 5% of the outstanding Common Stock of Cullen/Frost were as follows:

	Voting Authority				Investment Authority			Amount of Beneficial Ownership		Percent of Class
Name and Address	Sole	Shared		None	Sole	Shared	None
Cullen/Frost Bankers, Inc.	211,084	7,125	(2)	1,278,310	275,237	12,708	4,159,058	4,447,003	(1)	7.00%
P.O. Box 1600 San Antonio, Texas 78296(1)
Aristotle Capital Management, LLC	2,688,435	—		—	3,813,210	—	—	3,813,210		6.09%
1100 Santa Monica Blvd, Suite 1700 Los Angeles, California 90025
BlackRock, Inc.	6,111,880	—		—	6,713,412	—	—	6,713,412		10.70%
55 East 52nd Street New York, New York 10055
State Street Corporation	—	4,818,885		—	—	4,937,279	—	4,937,279		7.89%
One Lincoln Street Boston, Massachusetts 02111
The Vanguard Group	29,720	12,812		—	6,388,820	34,889	—	6,423,709		10.26%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)

Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost’s subsidiary bank, Frost Bank. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of several of its nominees, are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

(2)	Does not include 2,950,483.82 shares held by participants in the Cullen/Frost 401(k) Stock Purchase Plan.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Certain Cullen/Frost Director nominees, executive officers, and their immediate family members, and their affiliates were customers of, and had transactions with, Cullen/Frost and its subsidiaries in the ordinary course of business during 2019, and additional transactions may be expected to take place in the ordinary course of business. Included in these transactions are banking, property and services transactions involving these related persons and Frost Bank, all of which were made on substantially the same terms, including, in the case of loans and lending commitments, interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Cullen/Frost and did not involve more than the normal risk of collectability or present other unfavorable features.

The offices of the Clearfork Branch of Frost Bank in Fort Worth, Texas, are leased on a long-term basis from Clearfork Retail Venture, LLC. Mr. Crawford H. Edwards, a Director of Cullen/Frost, owns a 3.12% interest in Clearfork Retail Venture, LLC. During 2019, lease payments of $245,885 were made by Frost Bank to Clearfork Retail Venture, LLC. The lease payments payable in the future through the end of the lease term total $2,016,435.

A sibling of Mr. Patrick B. Frost served in a non-executive officer position of Frost Bank during 2019 and received cash compensation in an aggregate amount of approximately $409,874. In addition, he received equity awards with an aggregate grant date fair value of approximately $100,037. The compensation of Mr. Frost’s sibling is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Frost does not have a material interest in the employment relationships of his sibling nor do they share a household.

An immediate family member of Mr. Charles W. Matthews, a Director of Cullen/Frost and Lead Director, serves as a Shareholder of Winstead PC, a law firm, and has less than a 1.00% interest therein. During 2019,

Cullen/Frost paid $395,648 to Winstead PC for legal services. That amount represents less than one-half of one-percent (0.5%) of Winstead PC’s revenues for 2019. None of the legal services rendered by that law firm were provided by Mr. Matthews’s immediate family member. Mr. Matthews does not have an interest in the business relationship of Winstead PC with Cullen/Frost.

Prior to his nomination and appointment to the Board in 2017, entities controlled by Mr. Graham Weston, a Director of Cullen/Frost, entered into a series of transactions with subsidiaries of Cullen/Frost as part of a comprehensive development agreement pursuant to which a new office building was constructed in downtown San Antonio (the “New Frost Headquarters”). The New Frost Headquarters is owned by WUKDC 1, LP, (the “Headquarters Owner”), an entity controlled by Mr. Weston. Mr. Weston is a managing member of the general partner of the Headquarters Owner and has a 21% indirect ownership interest in the Headquarters Owner.

Beginning in 2019, Frost Bank made annual rent payments to the Headquarters Owner in connection with the New Frost Headquarters. For the year ended December 31, 2019, lease payments to the Headquarters Owner totaled $4,857,612.00. The lease payments payable in the future through the end of the lease term total $188,758,354.

Frost Bank is also the lender on a $149 million loan extended to the Headquarters Owner in connection with the construction of the New Frost Headquarters (the “Construction Loan”). Frost Bank’s portion of the Construction Loan is approximately $80 million. As of March 6, 2020, $132,419,941 was outstanding under the Construction Loan (Frost Bank’s portion being $71,386,265), Interest on the Construction Loan has been paid current through March 6, 2020. Principal payments on the Construction Loan began February 1, 2020 and are paid current through March 6, 2020. The Construction Loan bears interest at a rate equal to the 1-month London Interbank Offered Rate plus 2.00%.

Frost Bank also leases land and improvements in San Antonio from 425 Loneliness, Ltd. (the “Motorbank Owner”) for the operation of a motorbank. Mr. Weston serves as managing member of the general partner of the Motorbank Owner and has a 99% indirect interest in the Motorbank Owner. During 2019, lease payments in the amount of $189,417 were made by Frost Bank to the Motorbank Owner. The lease payments payable in the future through the end of the lease term total $1,310,964.

In connection with the construction of the New Frost Headquarters, Frost Bank intends to sell two parcels of land to entities affiliated with Mr. Weston at a time yet to be determined for an aggregate purchase price of approximately $6.5 million. No definitive agreement on these two sales has yet been reached.

In the opinion of Cullen/Frost’s management, all of the foregoing transactions related to Mr. Weston that have been consummated were entered into in the ordinary course of business, have substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Cullen/Frost, and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, Mr. Weston was not a Director or nominee for Director at the time these transactions were entered into.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Board has adopted a written related-party transaction policy. Cullen/Frost regularly monitors its business dealings and those of its Directors, Director nominees and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires Directors and executive officers to notify Cullen/Frost of any relationships or transactions that may present a conflict of interest, including those involving family members. Our Directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.

When Cullen/Frost becomes aware of a proposed or existing transaction with a related party, Cullen/Frost’s Corporate Secretary, in consultation with management and counsel, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and Cullen/Frost’s Corporate Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to Cullen/Frost’s Corporate Governance and Nominating Committee at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•	Whether the terms of the transaction are fair to Cullen/Frost and on the same basis as would apply if the transaction did not involve a related party;

•	Whether there are business reasons for Cullen/Frost to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any related party of Cullen/Frost, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairman of the Committee, participate in some or all of the Committee’s discussions of the transaction.

SELECTION OF AUDITORS

(Item 2 On Proxy Card)

The Board recommends that the shareholders of Cullen/Frost ratify the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP have audited the financial statements of Cullen/Frost since 1969.

Neither Cullen/Frost’s Articles of Incorporation nor its Bylaws require that the shareholders ratify the selection of Ernst & Young LLP as its independent auditors. Cullen/Frost is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of Cullen/Frost and its shareholders.

The following table provides information on fees incurred by Cullen/Frost to Ernst & Young LLP.

Fees Incurred To Independent Auditors

	2019	2018
Audit Fees(1)	$1,682,770	$1,306,446
Audit-Related Fees(2)	189,800	147,000
Tax Fees(3)	178,148	299,779
All Other Fees	—	—

Total Fees	$2,050,718	$1,753,225

(1)	Audit fees include fees for the audit of management’s assessment of the effectiveness of Cullen/Frost’s internal control over financial reporting.

(2)	Audit-related fees are fees for audits of employee benefit plans and internal control reviews of Frost Wealth Advisors operations.

(3)

Tax fees include fees associated with tax compliance and consulting services. Tax compliance services include the preparation of Federal income tax and Texas franchise tax returns, including estimated tax payments and extension requests. Tax consulting services include routine tax advice and consultation.

The Audit Committee pre-approves each audit and non-audit service provided to Cullen/Frost by Ernst & Young LLP. Pursuant to the Audit Committee’s charter, the Audit Committee has delegated to each of its members the authority to pre-approve any audit or non-audit service to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP a question, management will ensure that the question is sent to Ernst & Young LLP and that an appropriate response is made directly to the shareholder.

NONBINDING APPROVAL OF EXECUTIVE COMPENSATION

(Item 3 On Proxy Card)

Section 14A of the Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that issuers permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives at least every three years. The Board recommends that, consistent with the nonbinding resolution adopted by the shareholders at the 2017 annual meeting of shareholders, this vote should take place every year.

The proposal gives shareholders the opportunity to vote for or against the following resolution:

“RESOLVED, that the compensation paid to Cullen/Frost Bankers, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote is advisory, which means it will not be binding upon the Board and will not overrule any decision by the Board. However, the Compensation and Benefits Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

We encourage you to carefully review the “Compensation Discussion and Analysis” and “2019 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our compensation policies and procedures are designed to pay for performance in a way that is strongly aligned with the long-term interests of our shareholders. The Compensation and Benefits Committee, which is composed entirely of independent Directors, in consultation with a leading human resources consulting firm, oversees our executive compensation program. (For more information regarding the Compensation and Benefit Committee’s use of consultants, please see Role of Compensation Consultants on page 21, above.) The Committee continually monitors our policies to ensure that they continue to reward executives for results that are consistent with shareholder interests and strong risk management.

Our Board and our Compensation and Benefits Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board recommends you vote “FOR” this Proposal 3.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board in its oversight of: (i) the integrity of Cullen/Frost’s financial statements; (ii) Cullen/Frost’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and Cullen/Frost’s internal audit function. The Audit Committee operates pursuant to a written charter that is available at frostbank.com or in print by contacting the Corporate Secretary, at 111 West Houston Street, Suite 100, San Antonio, Texas 78205. The Committee met six times in 2019. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. In addition, the Board has determined that Mr. David J. Haemisegger and Ms. Cynthia J. Comparin are “audit committee financial experts” within the meaning of the SEC’s rules.

Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost’s financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of Cullen/Frost’s annual consolidated financial statements, for expressing an opinion as to conformity with generally accepted accounting principles, and for auditing management’s assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission.

Cynthia J. Comparin, Committee Chair

David J. Haemisegger

Richard M. Kleberg III

Charles W. Matthews

Horace Wilkins, Jr.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires Cullen/Frost’s Directors and executive officers to file reports with the Securities and Exchange Commission relating to their ownership and changes in ownership of Cullen/Frost’s Common Stock. Based on information provided by Cullen/Frost’s Directors and executive officers and a review of such reports, Cullen/Frost believes that all required reports were filed on a timely basis during 2019 except for one Form 4 with respect to one transaction for Mr. William L. Perotti and one Form 4 with respect to one transaction for Dr. Chris M. Avery.

SHAREHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost’s proxy statement, proxy card, and presentation at Cullen/Frost’s 2021 Annual Meeting of Shareholders (currently scheduled to be held on April 28, 2021), a proper shareholder proposal must be received by Cullen/Frost at its principal offices no later than November 20, 2020. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/Frost’s 2021 Annual Meeting of Shareholders, timely notice thereof must be received by Cullen/Frost not less than 60 days nor more than 90 days before the date of the meeting (for an April 28, 2021 meeting, the date on which the 2021 Annual Meeting of Shareholders is currently scheduled, notice is required no earlier than January 28, 2021 and no later than February 27, 2021). The notice must be in the manner and form required by Cullen/Frost’s Bylaws. If the date of the 2021 Annual Meeting is changed, the dates set forth above may change.

OTHER MATTERS

Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.

By Order of the Board of Directors,

JAMES L. WATERS

Group Executive Vice President

General Counsel and Corporate Secretary

Dated: March 20, 2020

A copy of Cullen/Frost’s 2019 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Investor Relations, 111 West Houston Street, Suite 100, San Antonio, Texas 78205. Shareholders may obtain copies of Cullen/Frost’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for its Audit Committee, Compensation and Benefits Committee, Corporate Governance and Nominating Committee, Risk Committee and Technology Committee, by writing to Investor Relations at the same address. In addition, copies are available on Cullen/Frost’s website at frostbank.com.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – Management recommends a vote “FOR” Proposals 1, 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Carlos Alvarez	☐	☐	☐	02 - Chris M. Avery	☐	☐	☐	03 - Anthony R. Chase	☐	☐	☐
04 - Cynthia J. Comparin	☐	☐	☐	05 - Samuel G. Dawson	☐	☐	☐	06 - Crawford H. Edwards	☐	☐	☐

07 - Patrick B. Frost	☐	☐	☐	08 - Phillip D. Green	☐	☐	☐	09 - David J. Haemisegger	☐	☐	☐

10 - Karen E. Jennings	☐	☐	☐	11 - Charles W. Matthews	☐	☐	☐	12 - Ida Clement Steen	☐	☐	☐

13 - Graham Weston	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2020.	☐	☐	☐	3.	Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. By signing below, you acknowledge and agree to the terms stated on the reverse.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

∎		1 U P X
037NXB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2019 Annual Report to Shareholders are available at: http://www.cfrvoteproxy.com

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▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF

SHAREHOLDERS OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints PHILLIP D. GREEN, and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 29, 2020 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be marked, dated and signed, on the reverse)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.